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Exhibit 2.2

Form of

PURCHASE AGREEMENT

among

ATLAS INDUSTRIES HOLDINGS LLC,
the Parent,

ATLAS CANAMPAC ACQUISITION CORP.,
the Buyer Parent,

ATLAS CANAMPAC ACQUISITION ULC,
the Buyer,

CANAMPAC ULC,
the Company

-and-

FR KITCHENER LLC,
Kitchener

-and-

2101358 ONTARIO LIMITED,
2101358

collectively, the Sellers

Dated as of            , 2007

i

SECTION 5	REPRESENTATIONS AND WARRANTIES OF THE BUYER, BUYER PARENT AND PARENT	33
5.1	Organization and Good Standing	33
5.2	Authority; No Conflict; No Consent	33
5.3	Securities Law Compliance	34
5.4	Certain Proceedings	34
5.5	Brokers or Finders	34
SECTION 6	CERTAIN COVENANTS AND AGREEMENTS	34
6.1	Business in the Ordinary Course	34
6.2	Notices of Certain Events	35
SECTION 7	TAX MATTERS	36
7.1	Covenant to Pay Taxes	36
7.2	Responsibility for Filing Tax Returns and Paying Taxes	37
7.3	Cooperation on Tax Matters	37
7.4	Certain Taxes and Fees	38
7.5	Reporting of Transaction	38
7.6	Preparation of Allocation Schedule	38
7.7	Prepayment of Indebtedness of Company	38
SECTION 8	CONDITIONS PRECEDENT TO THE BUYER'S OBLIGATION TO CLOSE	38
8.1	Accuracy of Representations	38
8.2	Sellers' Performance	39
8.3	Consents	39
8.4	Offering	39
8.5	Additional Documents	39
8.6	No Proceedings; No Orders	39
8.7	No Claim Regarding Stock Ownership Or Sale Proceeds	40
8.8	No Prohibition	40
8.9	Ancillary Transactions	40
8.10	Indebtedness	40
SECTION 9	CONDITIONS PRECEDENT TO THE SELLERS' OBLIGATION TO CLOSE	40
9.1	Accuracy of Representations	40
9.2	The Parent, Buyer Parent's and Buyer's Performance	40
9.3	Consents	41
9.4	Additional Documents	41
9.5	No Injunction	41
9.6	Offering	41
9.7	Ancillary Transactions	41
9.8	Loans	41
9.9	Payoff of Remaining Indebtedness	41
SECTION 10	TERMINATION	42
10.1	Termination	42
10.2	Specific Performance	42
10.3	Effect of Termination	42

SECTION 11	INDEMNIFICATION; REMEDIES	42
11.1	Survival; Right to Indemnification not Affected by Knowledge	42
11.2	Indemnification and Payment of Damages	43
11.3	Indemnification and Payment of Damages by The Buyer, the Buyer's Parent and the Parent	45
11.4	Procedure for Indemnification—Third Party Claims	46
11.5	Procedure for Indemnification—Other Claims	47
11.6	Tax Treatment of Payments	47
SECTION 12	GENERAL PROVISIONS	47
12.1	Expenses	47
12.2	Notices	47
12.3	Further Assurances; Additional Liability	49
12.4	Waiver	49
12.5	Entire Agreement and Modification; Disclaimer of Representations	49
12.6	Limitations on Liability	50
12.7	Assignments, Successors, and no Third Party Rights	50
12.8	Severability	50
12.9	Section Headings; Construction	50
12.10	Time of Essence	50
12.11	Governing Law	50
12.12	Counterparts	51

Exhibits

Exhibit A—Assignment Agreement
Exhibit B—Assumption Agreement
Exhibit C—Escrow Agreement
Exhibit D—Preferred Stock Purchase Agreement
Exhibit E—Note
Exhibit F—Series A Preferred Stock

Schedules

1—Schedule of Sellers
5.2—Buyer: Required Consent

Disclosure Letter

3.1—Organization and Good Standing
3.2—Authority; No Conflict; No Consent
3.3(b)—Capitalization; Encumbrances
3.6—Title to Properties; Encumbrances
3.10—No Undisclosed Liabilities
3.11(a)—Compliance with Legal Requirements
3.11(b)—Compliance with Governmental Authorizations
3.12—Absence of Certain Changes and Events
3.14—Conduct of Business in Ordinary Course
3.15—Material Contracts
3.17—Relationships with Affiliates
3.18(a)—Legal Proceedings; Pending Proceedings
3.18(c)—Legal Proceedings; Orders
3.19—Insurance
3.20—Intellectual Property
3.20(c)—List of Intellectual Property
3.20(d)—Title to Intellectual Property
3.21—Labour Matters
3.22—Taxes
3.23—Employee Plans
3.26—Leased Property
3.27(a)—Environmental Matters; Reports
3.27(b)—Environmental Matters; Compliance
3.28—Customer/Supplier Contracts
4.2—Sellers: Authority; No Conflict; No Consent

v

PURCHASE AGREEMENT

        This PURCHASE AGREEMENT ("Agreement") is made as of                         , 2007, by and among Atlas Industries Holdings LLC, a Delaware limited liability company (the "Parent"), Atlas CanAmPac Acquisition Corp., a Delaware corporation (the "Buyer Parent"), Atlas CanAmPac Acquisition ULC, a Nova Scotia unlimited liability company (the "Buyer"), CanAmPac ULC, a Nova Scotia unlimited liability company (the "Company"), FR Kitchener LLC, a Delaware limited liability company ("Kitchener"), 2101358 Ontario Limited, a corporation existing under the laws of Ontario ("2101358" and, together with Kitchener, the "Sellers" and, each individually, a "Seller"). Capitalized terms shall have the respective meanings set forth in SECTION 1 hereof.

RECITALS

        WHEREAS, the Buyer is an indirect wholly-owned subsidiary of the Parent which was incorporated by the Parent for the purpose of acquiring all of the common shares of the Company (the "Interests") from the Sellers pursuant to this Agreement;

        WHEREAS, the Parent has filed a registration statement with the United States Securities and Exchange Commission for the initial public offering of its common shares (the "Offering");

        WHEREAS, Kitchener owns approximately 76.37% and 2101358 owns approximately 23.63% of the outstanding Interests;

        WHEREAS, pursuant to the terms and subject to the conditions set forth herein, the Sellers agree to sell to the Buyer and the Buyer agrees to purchase from the Sellers the Interests for the Purchase Price;

        WHEREAS, the Buyer Parent will, prior to Closing, make the Loans to the Company and the proceeds of such Loans shall be used in part by the Company to repay the outstanding Indebtedness of the Company and its Subsidiaries as of the Closing; and

        WHEREAS, immediately after the acquisition contemplated hereby, the Parent will acquire, indirectly, the limited liability company interests of Forest Resources LLC (the "Forest Acquisition"), the limited liability company interests of Metal Resources LLC (the "Metal Acquisition") and the limited liability company interests of Capital Equipment Resources LLC (the "Pangborn Acquisition" and, together with the Forest Acquisition, the Metal Acquisition, and any contemplated transactions related thereto, the "Ancillary Acquisitions").

        NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties (the "Parties") hereto agree as follows:

SECTION 1
DEFINITIONS

1.1   Defined Terms

  For purposes of this Agreement, the following terms have the meanings specified or referred to in this SECTION 1.

  "2101358" shall have the meaning set forth in the preamble to this Agreement.

  "Accounts Receivable" shall have the meaning set forth in SECTION 3.8.

  "Acquisition Date" shall mean May 7, 2006.

  "Affiliate" shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, "control" (including the terms "controlled by" and "under common control with") with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as a trustee or executor, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the management and policies of such Person (whether or not another Person has similar rights upon the occurrence of specified events).

  "Aggregate Net Cash" shall mean the sum of (i) the Cash Balance plus (ii) the Loans minus (iii) the amounts paid pursuant to the Payoff Letters up to the amount of the Loans.

  "Agreement" shall have the meaning set forth in the preamble to this Agreement.

  "Allocation Schedule" shall have the meaning set forth in SECTION 7.6 hereof.

  "Ancillary Transactions" shall have the meaning set forth in the 6th recital of this Agreement.

  "Applicable Contract" shall mean, with respect to any Person, any Contract (a) under which such Person or its Subsidiaries has or may acquire any rights, (b) under which such Person or its Subsidiaries has or may become subject to any obligation or liability, or (c) by which such Person or any of its Subsidiaries or any of the property or assets owned or used by any of them is or may become bound or subject; provided, however, that Applicable Contract shall not include any Contract that (i) is capable of being terminated at the option of any party thereto on not more than ninety (90) days written notice or (ii) does not involve a dollar amount greater than $50,000 (whether to be paid or received by the Person and/or any of its Subsidiaries) in any single calendar year during the term of such Contract.

  "Assignment Agreement" shall mean the Assignment Agreement substantially in the form attached hereto as Exhibit A.

  "Assumption Agreement" shall mean the Assumption Agreement substantially in the form attached hereto as Exhibit B.

  "Balance Sheet" shall have the meaning set forth in SECTION 3.4.

  "Boehmer Pension Plan" shall mean the defined contribution registered pension plan known as the Retirement Plan for the employees of Boehmer Box LP (registration number 1072933).

  "Breach" shall mean any inaccuracy in or breach or violation of, or any failure to perform or comply with, any representation, warranty, covenant, obligation, or other provision.

  "Business" shall mean the businesses of the Company and its Subsidiaries as of the date hereof.

  "Business Day" shall mean any day other than a Saturday, Sunday or a legal holiday in New York City, New York or Toronto, Ontario or a day on which banking institutions therein are authorized by law to close.

  "Buyer" shall have the meaning set forth in the preamble to this Agreement.

  "Buyer Parent" shall have the meaning set forth in the preamble to this Agreement.

  "Buyer's Indemnification Cap" shall have the meaning set forth in SECTION 11.3(b).

  "Buyer's Indemnified Persons" shall have the meaning set forth in SECTION 11.2(a).

  "Buyer's Threshold Amount" shall have the meaning set forth in SECTION 11.3(b).

  "Cash" shall mean cash and cash equivalents (including marketable securities and short-term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements, less outstanding obligations relating to checks, drafts and wire transfers that have not cleared or otherwise settled as of the relevant time on a particular date.

  "Cash Balance" shall mean the Cash of the Company and its Subsidiaries as of 8:59 a.m. Eastern Standard Time on the Closing Date.

  "Cash Consideration" shall have the meaning set forth in SECTION 2.2(a).

  "Closing" shall have the meaning set forth in SECTION 2.5.

  "Closing Date" shall have the meaning set forth in SECTION 2.5.

  "Collective Agreement" shall have the meaning set forth in SECTION 3.21(b).

  "Company" shall have the meaning set forth in the Preamble to this Agreement.

  "Consent" shall mean, with respect to any action, omission, event or circumstance, any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization with respect to such action, omission, event or circumstance).

  "Contemplated Transactions" shall mean all of the transactions contemplated by this Agreement, including:

  (a)
  the sale of all of the outstanding Interests pursuant hereto;

  (b)
  the performance by Buyer, the Parent, the Buyer Parent and the Sellers of their respective covenants and obligations under this Agreement;

  (c)
  the execution and delivery of the Note, and the issuance of the Loans to the Company pursuant thereto;

  (d)
  the authorization and issuance of the Series A Preferred Stock by the Buyer Parent;

  (e)
  the execution and delivery of the Assumption Agreement;

  (f)
  the execution and delivery of the Assignment Agreement;

  (g)
  the execution and delivery of the Escrow Agreement; and

  (h)
  the execution and delivery of the Preferred Stock Purchase Agreement.

  "Contract" shall mean, with respect to any Person, any contract, license, agreement, commitment, promise, undertaking, arrangement or understanding, whether written or oral and whether express or implied, to which or by which such Person is a party or is otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

  "Damages" shall mean any cost, damage, Liability, loss or injury of any kind or nature, including interest, penalties, payments, fines and legal, accounting and other professional fees and expenses incurred in the investigation, inquiry, hearing, proceedings, collection, correction, prosecution, determination and defense thereof and any amounts paid in settlement, net of insurance proceeds in respect thereof recovered by the Person incurring such Damages, provided in no event shall Damages include special, consequential (including lost profits) or punitive damages incurred by any Person unless, and solely to the extent, such amounts are payable by such Person to a third party not Affiliated with such Person.

  "Disclosure Letter" shall mean the disclosure letter delivered by the Company and Sellers to the Buyer concurrently with the execution and delivery of this Agreement.

  "Employee Plans" shall mean all the employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, deferred compensation, termination, severance, change of control, pension, retirement, post-retirement, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, disability, life insurance and similar plans, programmes, arrangements or practices and all employment, severance, compensation, consulting and other similar individual agreements entered into by, covering or providing benefits to the current or former officers, directors or employees or independent contractors of the Company or its Subsidiaries that are maintained, sponsored or funded by the Company or its Subsidiaries, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered, or under which the Company or its Subsidiaries may have any liability, contingent or otherwise, including the Pension Plans.

  "Encumbrance" shall mean any security interest, community or other material property interest, pledge, mortgage, option, lien (including environmental and Tax liens), assessment, lease, charge, encumbrance, claim, preferential arrangement, condition, equitable interest, license, right-of-way, easement, encroachment, right of first refusal, buy/sell agreement or any other restriction of any kind, including any restriction or covenant with respect to, or condition governing, the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

  "Environmental Laws" shall mean all Legal Requirements relating to pollution or protection of human health or the environment, including Legal Requirements relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials and all Legal Requirements with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

  "Escrow Agreement" shall mean the CanAmPac Escrow and Pledge Agreement substantially in the form attached hereto as Exhibit C.

  "Estimated Net Working Capital" shall have the meaning set forth in SECTION 2.7(b).

  "Final Net Working Capital" shall have the meaning set forth in SECTION 2.7(d).

  "Final Net Working Capital Range" shall mean the range of dollar values set forth in the table entitled Final Net Working Capital Range set forth on Schedule 2.7(a) attached hereto.

  "Final Net Working Capital Statement" shall have the meaning set forth in SECTION 2.7(d).

  "Final Purchase Price" shall have the meaning set forth in SECTION 2.7(f).

  "Financial Statements" shall have the meaning set forth in SECTION 3.4.

  "Forest Acquisition" shall have the meaning set forth in the Recitals.

  "Forest Investments S Corp" shall mean the manager of the Company.

  "FR Sellers" shall mean the Persons owning an equity interest in Forest Resources LLC, a Delaware limited liability company, at the time of the Closing.

  "Funded Debt" shall mean (a) all indebtedness for borrowed money of the Company and its Subsidiaries (or issued in substitution for or exchange for indebtedness for borrowed money), excluding trade accounts payable of the Company and its Subsidiaries; (b) any indebtedness of the Company and its Subsidiaries evidenced by any note, bond, debenture or other debt security; and (c) any obligations secured by any Encumbrance on property or assets owned by the Company or any of its Subsidiaries.

  "GAAP" shall mean generally accepted accounting principles as of the date hereof consistently applied, determined with reference to the Handbook of the Canadian Institute of Chartered Accountants, as amended from time to time.

  "Governmental Authorizations" shall mean all permits, licenses, certificates, franchises, concessions, approvals, consents, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, filings, franchises, notices, variances, rights, designations, ratings, registrations, qualifications, authorizations or orders that are or have been issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

  "Governmental Body" shall mean, with respect to any Person, any:

  (a)
  nation, principality, commonwealth, province, territory, state, county, city, town, municipality, village, district or other jurisdiction of any nature;

  (b)
  federal, state, provincial, local, municipal, foreign or other government;

  (c)
  governmental or quasi governmental authority of any nature (including any governmental agency, bureau, representative, branch, department, official, or entity and any court or other tribunal);

  (d)
  arbitrator or arbitration panel or similar Person or body;

  (e)
  multinational organization or body; or

  (f)
  other Person or body,

  in each case exercising, or entitled by Legal Requirement to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature in each case with respect to such Person or the property or assets of such Person.

  "GST Debt" shall mean $935,047 CDN plus interest and any other amounts received by the Company in respect of the claim for input tax credits under the Excise Tax Act (Canada) by Roman Corporation Limited in the amounts of $191,358, $309,984.40 and $433,704.52 plus interest for the periods February 2006, March 2006 and April 2006, respectively.

  "Hazardous Materials" shall mean all materials regulated by Legal Requirement capable of causing harm or injury to human health or the environment, including (a) any hazardous substances, pollutant or constituent that is regulated under any Environmental Law that is applicable to the Company or any of its Subsidiaries, (b) friable asbestos containing material, (c) polychlorinated biphenyls, and (d) radioactive materials.

  "Incurring Entity" shall have the meaning set forth in SECTION 7.1(iii).

  "Indebtedness" shall mean, with respect to the Company or any of its Subsidiaries, without duplication, (a) any Funded Debt, (b) any indebtedness for the deferred purchase price of property of services with respect to which the Company or any of its Subsidiaries is liable, contingently or otherwise, as obligor or otherwise, (c) any commitment by which the Company or any of its Subsidiaries assures a creditor against loss (including contingent reimbursement liability with respect to letters of credit), (d) any indebtedness guaranteed in any manner by the Company or any of its Subsidiaries (including guarantees in the form of an agreement to repurchase or reimburse, including such reimbursement guarantees embodied in that certain Reimbursement Agreement by and among the Company, Forest Resources LLC, Capital Equipment Resources LLC and Atlas Industries Holdings LLC dated as of April 30, 2007, which is subject to the Consent dated June 26, 2007, between the Company, Strathcona Paper LP, Boehmer Box LP, Boehmer Box GP Inc. and Strathcona Paper GP Inc., and TD Capital, a division of The Toronto-

  Dominion Bank, in its capacity as Agent for and on behalf of the Lender and in its capacity as Lender), (e) any liabilities under capitalized leases with respect the Company or any of its Subsidiaries is liable, contingently or otherwise, as obligor, guarantor or otherwise, (f) any unsatisfied pension funding obligation in respect of the Pension Plans, (g) any amounts owed by the Company or any of its Subsidiaries under any non-competition, severance, change-in-control, retention, bonus or similar agreement or payment obligation, or any increased costs (including payroll or other taxes, including both the employer and employee portions thereof) which is triggered in whole or in part by the Contemplated Transactions, (h) any liability or obligation of the Company or any of its Subsidiaries under deferred compensation plans, phantom stock plans, including any liabilities arising out of the termination of such plans, (i) any off-balance sheet financing of the Company or any of its Subsidiaries (but excluding all operating leases), (j) any amounts owing under any management, consulting or advisory agreement or any similar agreement with an Affiliate, and (k) any interest or penalty that may have accrued on any of the indebtedness referenced above; provided, however, in no event shall Indebtedness include the Loans or other amounts owing under the Note or obligations of the Company and its Subsidiaries incurred in connection with any of the Contemplated Transactions or Ancillary Transactions.

  "Indemnitors" shall have the meaning set forth in SECTION 11.2(a).

  "Indemnity Amount" shall mean the sum of (i) the Final Purchase Price, plus (ii) the aggregate principal amount of the Loans as of the Closing Date, plus (iii) the Remaining Payoff Amount.

  "Independent Auditor" shall have the meaning set forth in SECTION 2.7(e).

  "Intellectual Property" shall have the meaning set forth in SECTION 3.20(a).

  "Interim Balance Sheet" shall have the meaning set forth in SECTION 3.4.

  "Interests" shall have the meaning set forth in the 1st recital to this Agreement.

  "IRC" shall mean the United States Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

  "IRS" shall mean the United States Internal Revenue Service or any successor agency and, to the extent relevant, the United States Department of the Treasury.

  "Kitchener" shall have the meaning set forth in the preamble to this Agreement.

  "Kitchener Purchase Price" shall have the meaning set forth in SECTION 2.3(d).

  "Knowledge" shall mean, with respect to any Person who is an individual, the actual knowledge of such Person or, if such Person is a corporation or limited liability company, the actual knowledge of each individual who is serving or who has served since the end of the previous fiscal year and is still affiliated with such Person on the date hereof, as the chief executive officer, chief operating officer or chief financial officer of that corporation or limited liability company or, if such Person is a limited partnership, the actual knowledge of each individual who is serving or who has served since the end of the previous fiscal year and is still affiliated with such Person on the date hereof, as the chief executive officer, chief operating officer or chief financial officer of the general partner of that limited partnership.

  "Labour Relations Act" shall mean the Labour Relations Act, 1995 (Ontario).

  "Labour Relations Board" shall mean the Ontario Labour Relations Board.

  "Leased Real Property" shall mean those certain leasehold properties, leasehold improvements and interests therein that are the subject of a Real Property Lease including all rights of way, licenses or rights of occupation, easements or other similar rights of the Business in connection with such leasehold property.

  "Legal Requirement" shall mean any federal, provincial, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty applicable in the Province of Ontario.

  "Liability" shall mean, with respect to any Person, any liability, expense or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.

  "Loans" shall have the meaning set forth in SECTION 9.8.

  "Material Adverse Effect" or "Material Adverse Change" shall mean, with respect to a particular Person (the "Principal"), any effect or change that would be materially adverse to the business, condition (financial or otherwise), results of operations, operations, assets or properties of the Principal and its Subsidiaries, or to the ability of the Principal or its Subsidiaries to (i) perform its obligations hereunder or (ii) consummate the transactions contemplated hereby; provided, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (a) any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions, including such conditions related to the business of the Principal and its Subsidiaries, (2) national or international political or social conditions, including the engagement by the United States or Canada in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or Canada, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or Canada, (3) financial, banking, or securities markets (including any disruption thereof and any decline or increase in the price of any security or any market index), (4) changes in GAAP, (5) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Body, or (6) entering into or the taking of any action contemplated by this Agreement and the Contemplated Transactions or any Ancillary Transactions, and (b) any existing event, occurrence, or circumstance with respect to which Parent, Buyer Parent or Buyer has Knowledge as of the date hereof.

  "Maximum Exposure" shall mean with respect to any Seller, such Seller's Pro Rata Share of the Final Purchase Price.

  "Metal Acquisition" shall have the meaning set forth in the 6th recital of this Agreement.

  "Net Working Capital" shall mean, with respect to the Company and its Subsidiaries at any time, the excess, calculated on a consolidated basis in accordance with GAAP, of (i) all current assets (exclusive of Cash and any Tax Assets) of the Company and its Subsidiaries at such time, over (ii) all current liabilities (exclusive of (x) Funded Debt pursuant to a revolving credit facility, (y) current maturities on long-term debt and (z) Tax Liabilities) of the Company and its Subsidiaries at such time, in each case, without giving effect to any non-cash items or non-cash accruals that would not reasonably be expected to ultimately result in the receipt or payment of cash.

  "Note" shall mean the documentation evidencing the Loans, substantially in the form attached hereto as Exhibit E.

  "Objection Disputes" shall have the meaning set forth in SECTION 2.7(e).

  "Objection Statement" shall have the meaning set forth in SECTION 2.7(e).

  "Offering" shall have the meaning set forth in the 2nd recital to this Agreement.

  "Order" shall mean any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Body.

  "Ordinary Course of Business" shall mean that an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

  (a)
  such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

  (b)
  such action does not require, by reasonable customary practice, authorization by the board of directors of such Person (or by any Person or group of Persons exercising similar management and oversight authority).

  "Organizational Documents" shall mean (a) the articles or certificate of incorporation and the memorandum of association or bylaws of a corporation or unlimited liability company; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the limited liability company agreement and the certificate of formation of a limited liability company, (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

  "Owned Real Property" shall mean the real property owned by Strathcona Paper G.P. Inc., as general partner for Strathcona Paper LP, and legally described in Part 3.6 of the Disclosure Letter.

  "Ownership Percentage" shall mean with respect to each Seller, the percentage set forth next to the name of such Seller on SCHEDULE 1 attached hereto.

  "Pangborn Acquisition" shall have the meaning set forth in the 6th recital to this Agreement.

  "Parent" shall have the meaning set forth in the preamble to this Agreement.

  "Parties" shall have the meaning set forth in the recitals to this Agreement.

  "Payoff Letters" shall have the meaning set forth in SECTION 8.10.

  "Pension Plans" shall mean the Boehmer Pension Plan and the Strathcona Pension Plan.

  "Permitted Encumbrances" shall mean:

  (a)
  liens for Taxes, assessments and governmental charges due and being contested in good faith and diligently by appropriate proceedings (and for the payment of which adequate provision has been made);

  (b)
  servitudes, easements, licenses, restrictions, rights-of-way and other similar rights in real property or any interest therein, provided the same are not of such nature, individually or in the aggregate, as to materially detract from the value of or impair the use and marketability of the property subject thereto;

  (c)
  any municipal by-laws or regulations affecting the Owned Real Property or its use and any other municipal land use instruments including official plans and zoning and building by-laws and all applicable building codes;

  (d)
  any defects, discrepancies or encroachments that might be revealed by an up-to-date survey of the Owned Real Property which do not materially impact the use of the Owned Real Property in the operation of the Business;

  (e)
  liens for Taxes either not due and payable or due but for which notice of assessment has not been given;

  (f)
  undetermined or inchoate liens, charges and privileges incidental to current construction or current operations and statutory liens, charges, adverse claims, security interests or Encumbrances of any nature whatsoever claimed or held by any Governmental Body which have not at the time been filed or registered against the title to the asset or served upon a Seller pursuant to law or which relate to obligations not due or delinquent;

  (g)
  assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any lease, and liens or rights reserved in any lease for rent or for compliance with the terms of such lease;

  (h)
  security given in the Ordinary Course of Business to any public utility, municipality or other Governmental Body or to any statutory or public authority in connection with the operations of the Business, other than security for borrowed money; and

  (i)
  the reservations and conditions in any original grants from the Crown of any real property or interest therein and statutory exceptions to title which do not materially detract from the value of the real property concerned or materially impair its use in the operation of the Business.

  "Person" shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, unlimited liability company, joint venture, estate, trust, association, organization, labour union, or other entity or Governmental Body.

  "Pre-Adjustment Purchase Price" shall have the meaning set forth in SECTION 2.2(a).

  "Pre-Closing Tax Period" shall have the meaning set forth in SECTION 7.1.

  "Preferred Stock Purchase Agreement" shall mean the Preferred Stock Purchase Agreement substantially in the form attached hereto as Exhibit D.

  "Preferred Stock Seller" shall mean Kitchener.

  "Private Placement" shall mean the private placement transactions pursuant to which a Person acquires common shares of Parent, directly or indirectly, in conjunction with the Offering.

  "Proceeding" shall mean any action, arbitration, audit, hearing, action, charge, complaint, inquiry, notice, proceeding, investigation, litigation or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

  "Pro Rata Share" shall mean, with respect to each Seller, the amount in question multiplied by such Seller's Ownership Percentage.

  "Purchase Price" shall have the meaning set forth in SECTION 2.2(b).

  "Purchase Price Adjustment Amount" shall have the meaning set forth in SECTION 2.7(c).

  "Purchase Price Escrow Amount" shall mean 2.5% of the Purchase Price.

  "Real Property Lease" shall mean the leases for the Leased Real Property that are listed on Part 3.26 of the Disclosure Letter.

  "Reimbursable Amounts" shall have the meaning set forth in SECTION 7.1(iii).

  "Reimbursement Amount" shall mean the aggregate amount of the fees, costs and expenses advanced or otherwise incurred by the Company on behalf of any of the Buyer, the Buyer Parent, or the Parent in connection with the Contemplated Transactions in an amount not to exceed $1,000,000.

  "Release" shall have the meaning given to such term in the Environmental Laws applicable to the Company and any of its Subsidiaries and includes any spill, emission, leaking, pumping, injection, deposit, discharge or leaching of Hazardous Materials.

  "Remaining Payoff Amount" shall have the meaning set forth in SECTION 9.9.

  "Representative" shall mean, with respect to any Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

  "Required Consents" shall mean the consents and approvals listed in Part 3.2 of the Disclosure Letter.

  "Securities Act" shall mean the United States Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

  "Sellers" shall have the meaning set forth in the preamble to this Agreement.

  "Sellers Indemnification Cap" shall have the meaning set forth in SECTION 11.2(b).

  "Sellers Threshold Amount" shall have the meaning set forth in SECTION 11.2(b).

  "Series A Preferred Stock" shall mean the Series A Preferred Stock of the Buyer Parent, with the rights, privileges and obligations set forth in the certificate of designations relating thereto and attached as Exhibit F hereto.

  "Shareholders Agreement" shall mean the unanimous shareholders agreement dated as of May 8, 2006 between the Company and the Sellers.

  "Stock Consideration" shall have the meaning set forth in SECTION 2.2(a).

  "Straddle Tax Period" shall have the meaning set forth in SECTION 7.1.

  "Strathcona Pension Plan" shall mean the Retirement Plan for the employees of Strathcona Paper LP (registration number 0353722).

  "Subject Properties" shall mean the Owned Real Property and the Leased Real Property.

  "Subsidiary" shall mean, with respect to any Person (the "Owner"), each other Person that is a corporation, joint venture, trust, partnership, limited liability company or any other entity (i) of which the securities or other equity or ownership interests having the power to elect a majority of that other Person's board of directors or similar governing body are held by the Owner or one or more of its Subsidiaries (other than securities or other equity or ownership interests having such power only upon the happening of a contingency that has not occurred), or (ii) over which the Owner has, directly or indirectly, the power to direct its business and policies.

  "Survival Period" shall have the meaning set forth in SECTION 11.1(a).

  "Targeted Net Working Capital Range" shall mean the range of dollar values set forth in the table entitled Targeted Net Working Capital Range set forth in SECTION 2.7(a).

  "Tax Act" means the Income Tax Act (Canada), as amended.

  "Tax Assets" shall mean any item on the Company's consolidated balance sheet that would appear as an asset and is associated with a Tax and includes, for greater certainty, the GST Debt.

  "Taxes" shall mean (a) any and all federal, provincial, state, municipal, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities including Canada Pension Plan and provincial pension plan contributions, unemployment insurance contributions and employment insurance contributions, worker's compensation and deductions at source, including taxes based on or measured by gross receipts, income, profits, sales, capital, use, occupation, goods and services, value added, ad valorem, transfer, franchise, withholding, customs duties, payroll, recapture, employment, excise and property taxes, together with all interest, penalties, fines and additions imposed with respect to such amounts imposed, assessed or collected by or under the authority of any Governmental Body and (b) any liability for the payment of any amounts of the type described in paragraph (a) above as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for Taxes of a predecessor entity.

  "Tax Liability" shall mean any item on the Company's consolidated balance sheet that would appear as a liability and is associated with a Tax.

  "Tax Refund Amounts" shall have the meaning set forth in SECTION 7.1(ii).

  "Tax Return" shall mean any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

  "Termination Date" shall mean the date prior to the Closing when this Agreement is terminated in accordance with SECTION 10.

  "Threatened" shall mean, with respect to any claim, Proceeding, dispute or other matter, if any demand or statement has been made (in writing) or any notice has been given (in writing), or if any other event has occurred or any other circumstances exist, that would lead a reasonably prudent Person to conclude that such a claim, Proceeding, dispute or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

  "Unionized Employee" shall mean those employees of the Company or its Subsidiaries who are members of the Communications, Energy and Paperworkers Union of Canada and its Local 492.

  "Union MOU" shall mean the memorandum of understanding dated February 24, 2006 between Roman Corporation Limited (as predecessor-in-interest to the Company), Communications, Energy and Paperworkers Union of Canada and its Local 492 and Forest Resources LLC, as ratified on March 7, 2006.

  "US Real Property" shall mean real property situated in the United States.

1.2   Currency

        Unless otherwise indicated, all references in this Agreement to "dollars" or "$" or to monetary amounts are to lawful currency of the United States of America.

SECTION 2
SALE AND TRANSFER OF INTERESTS; CLOSING

2.1   Sale of Interests

        Subject to the satisfaction or waiver of the conditions set forth in SECTION 9 hereof, at the Closing, each Seller shall sell, convey, assign and transfer to Buyer, and Buyer shall purchase, acquire and accept from each Seller, such Seller's right, title and interest in and to its Interests, free and clear of any and all Encumbrances, except Encumbrances imposed under federal, state or provincial securities laws and except for the share transfer restrictions contained in the Company's Organizational Documents. The Interests held or beneficially owned by each of the Sellers as of the date hereof are reflected on SCHEDULE 1 attached hereto.

2.2   Calculation of Purchase Price

        (a)   The aggregate purchase price for the Interests shall be TWENTY-THREE MILLION FIVE HUNDRED THOUSAND DOLLARS ($23,500,000), comprised of TWENTY-TWO MILLION NINE HUNDRED THOUSAND DOLLARS ($22,900,000) in cash (the "Cash Consideration") and SIX HUNDRED THOUSAND DOLLARS ($600,000) in Series A Preferred Stock (the "Stock Consideration" and, together with the Cash Consideration, the "Pre-Adjustment Purchase Price").

        (b)   The Cash Consideration component of the Pre-Adjustment Purchase Price shall be increased by the Purchase Price Adjustment Amount (if a positive number), or reduced by the Purchase Price Adjustment Amount (if a negative number), as the case may be, on a dollar-for-dollar basis, as calculated and determined in accordance with SECTION 2.7. Any such increase or reduction in the Cash Consideration shall be allocated among each of the Sellers based on each such Seller's Pro Rata Share of the Purchase Price. The "Purchase Price" shall be equal to the sum of (i) the Pre-Adjustment Purchase Price, plus (ii) the Purchase Price Adjustment Amount (whether positive or negative) under SECTION 2.7(c).

2.3   Payment of the Purchase Price

        (a)   Subject to the Assignment Agreement, on the Closing Date, the Buyer shall deliver the Stock Consideration to each of the Sellers.

        (b)   Subject to SECTION 2.3(c) to SECTION 2.3(g) inclusive below as to the amounts payable to Kitchener, each Seller's Pro Rata Share of the Cash Consideration, as adjusted pursuant to SECTION 2.2(b) hereof, and any Cash to be delivered in connection with the Assignment Agreement, shall be delivered on the Closing Date to the Seller in immediately available funds by wire transfer to the accounts designated by that Seller.

        (c)   Kitchener will deliver to the Buyer a certificate issued pursuant to section 116 of the Tax Act in respect of the sale of all Interests sold by it to the Buyer.

        (d)   If a certificate issued by the Minister of National Revenue pursuant to subsection 116(2) of the Tax Act in respect of the sale by Kitchener of its Interests to the Buyer, specifying a certificate limit in an amount which is not less than Kitchener's Pro Rata Share of the Purchase Price (the "Kitchener Purchase Price") is not delivered to the Buyer at or before Closing, the Buyer will be entitled to withhold from the Cash Consideration portion of the Kitchener Purchase Price payable at Closing the amount that it may be required to remit pursuant to subsection 116(5) of the Tax Act in connection with such purchase.

        (e)   If, on or before the last Business Day that precedes the 30th day after the end of the month in which the Closing occurs, Kitchener delivers to the Buyer a certificate issued by the Minister of National Revenue under subsection 116(2) of the Tax Act in respect of Kitchener's sale of Interests to the Buyer, the Buyer will promptly pay to Kitchener the lesser of (i) the amount withheld pursuant to SECTION 2.3(d) and (ii) the amount withheld pursuant to SECTION 2.3(d) less the amount, if any, by which the Kitchener Purchase Price exceeds the amount specified in such certificate as the certificate limit or proceeds of disposition (or similar amount), multiplied by the percentage specified in subsection 116(5) of the Tax Act. The time at which a certificate is to be delivered to the Buyer under this SECTION 2.3(e) may be extended to such later time that the Canada Revenue Agency confirms in writing, the Buyer may continue to hold the amount withheld pursuant to SECTION 2.3(d), provided that such written confirmation is delivered to the Buyer on or before the last Business Day that precedes the 30th day after the end of the month in which the Closing occurs.

        (f)    If the Buyer has withheld an amount pursuant to SECTION 2.3(d) in respect of Kitchener and Kitchener does not deliver to the Buyer, on or before the last Business Day that precedes the 30th day after the end of the month in which the Closing occurs, a certificate issued by the Minister of National Revenue under subsection 116(2) or subsection 116(4) of the Tax Act in respect of the sale of Kitchener's Interests to the Buyer specifying a certificate limit or proceeds of disposition (or similar amount) equal to or greater than the Kitchener Purchase Price, the Buyer will remit to the Receiver General for Canada the amount required to be remitted pursuant to subsection 116(5) of the Tax Act and the amount so remitted shall be credited to the Buyer as a payment to Kitchener on account of the Purchase Price. The Buyer will pay to Kitchener any remaining portion of the amount withheld pursuant to SECTION 2.3(d), prior to such remittance. The time at which a certificate is to be delivered to the Buyer under this SECTION 2.3(f) may be extended to such later time that the Canada Revenue Agency confirms in writing the Buyer may continue to hold the amount withheld pursuant to SECTION 2.3(d), provided that such written confirmation is delivered to the Buyer on or before the last Business Day that precedes the 30th day after the end of the month in which the Closing occurs.

        (g)   For greater certainty, to the extent any post-Closing adjustments to the Purchase Price result in Kitchener's Pro Rata Share of the Final Purchase Price being in excess of the amount specified on any certificate delivered to the Buyer by Kitchener pursuant to this SECTION 2.3, the provisions of this SECTION 2.3 will apply mutatis mutandis to any such additional amounts paid to Kitchener on account of the Final Purchase Price.

2.4   Cash Distribution To The Company

        Effective 12:01 a.m. Eastern Standard Time on the Closing Date the Company shall cause each Subsidiary of the Company to declare and pay a distribution to the Company for an aggregate amount equal to the Cash of such Subsidiary.

2.5   Closing

        The purchase and sale of the Interests and the consummation of each of the Ancillary Transactions (the "Closing") shall take place at the offices of Buyer's counsel at 600 Thirteenth Street, N.W., Washington, D.C. 20005, at 11:00 a.m. Eastern Standard Time on the date the Offering is consummated (the "Closing Date").

2.6   Closing Obligations

        At the Closing:

        (a)   the Sellers and the Company, as applicable, shall deliver, or cause to be delivered, to the Buyer:

    (i)
    a certificate or certificates representing all of the Interests, duly endorsed in blank for transfer to Buyer, free and clear of all Encumbrances other than Encumbrances imposed under federal, provincial or state securities laws and other than the share transfer restrictions contained in the Company's Organizational Documents;

    (ii)
    an executed cross receipt indicating receipt of the Cash Consideration and, as applicable, the Stock Consideration for the Interests;

    (iii)
    copies of the valid consents and approvals required to be obtained by the Sellers pursuant to SECTION 8.3;

    (iv)
    a certificate of status for the Company, dated as of a recent date, from the Registrar of Joint Stock Companies for Nova Scotia, and a certificate of good standing or its equivalent for each Subsidiary (other than Subsidiaries which are partnerships) of the Company, each dated as of recent date;

    (v)
    copies of each Seller's Organizational Documents and the resolutions adopted by the applicable governing body of each of them authorizing the execution, delivery and performance by it of this Agreement and the sale of the Interests to the Buyer, accompanied by the certificate of an authorized representative of each of the Sellers certifying that its Organizational Documents and authorizing resolutions remain in full force and effect and that the representatives named in the certificate are authorized to execute and deliver this Agreement and any other agreements, documents and instruments contemplated hereunder on its behalf;

    (vi)
    copies of the Organizational Documents of the Company, accompanied by a certificate of an authorized representative of the Company certifying that such Organizational Documents remain in full force and effect and that the representatives named in the certificate are authorized to execute this Agreement and any other agreements, documents and instruments contemplated hereunder on its behalf;

    (vii)
    a copy of the letter agreement between the Company and Forest Investments S Corp. effective as of the Closing Date terminating that certain Management Services Agreement dated as of May 5, 2006;

    (viii)
    the Assumption Agreement;

    (ix)
    the Escrow Agreement duly executed by each Seller;

    (x)
    the Assignment Agreement duly executed by each Seller that is a party thereto;

    (xi)
    the Preferred Stock Purchase Agreement duly executed by each Seller that is a party thereto;

    (xii)
    the Note duly authorized and executed;

    (xiii)
    evidence of termination of the Shareholders Agreement; and

    (xiv)
    such other documents and instruments as may be reasonably required by the Buyer to consummate the purchase of the Interests.

        (b)   the Buyer or the Buyer Parent, as applicable, shall deliver, or cause to be delivered, to the Sellers:

    (i)
    immediately available funds in the amount of each Seller's Pro Rata Share of the Cash Consideration in accordance with SECTION 2.3(b) by wire transfer to such account as each Seller shall designate on SCHEDULE 1;

    (ii)
    the Stock Consideration owing to each Seller in accordance with SECTION 2.3(a);

    (iii)
    an executed cross receipt indicating receipt of the Interests;

    (iv)
    a certificate of status or good standing, as applicable, for each of the Buyer, the Buyer Parent and the Parent, dated of recent date, from the Registrar of Joint Stock Companies for Nova Scotia or the Secretary of State of the State of Delaware, as applicable;

    (v)
    a copy of the Buyer's, the Buyer Parent's and the Parent's Organizational Documents and the resolutions adopted by their respective board of directors authorizing the execution, delivery and performance by it of this Agreement and the purchase by the Buyer of the Interests, accompanied by a certificate of the secretary of the Buyer and a certificate of the secretary of the Buyer Parent and a certificate of the secretary of the Parent, certifying that its Organizational Documents and authorizing resolutions remain in full force and effect and that the representatives named in the certificate are authorized to execute and deliver this Agreement and any other agreements, documents and instruments contemplated hereunder on its behalf;

    (vi)
    a duly authorized and executed Escrow Agreement;

    (vii)
    a duly authorized and executed Note; and

    (viii)
    such other documents and instruments as may be reasonably required by any Seller to consummate the sale of the Interests.

2.7   Net Working Capital; Purchase Price Adjustment

        (a)    Targeted Net Working Capital Range.    The Parties hereby acknowledge and agree that the Pre-Adjustment Purchase Price assumes that, as of 11:59 p.m. Eastern Standard Time on the day prior to the Closing Date, the Net Working Capital for the Company and its Subsidiaries will have been determined without giving effect to any cash attributable to the Loans and will be an amount that falls within the range of values set forth in the table below:

Targeted Net Working Capital Range
Low-End	Mid-Point	High-End
$24,550,000	$26,050,000	$27,550,000

        (b)    Estimated Closing Net Working Capital.    On the day that is three (3) Business Days prior to the Closing Date, the chief financial officer of the Company shall provide to each of the Sellers and the Buyer his good faith estimate of the actual Net Working Capital for the Company as of 11:59 p.m. Eastern Standard Time on the day prior to the Closing Date (the "Estimated Net Working Capital"), the payoff amounts pursuant to the Payoff Letters, and the Reimbursement Amount (in each case determined in accordance with GAAP applied on a basis consistent with the past practices of the Company and based on the most current financial information available to the Company as of the day the Estimated Net Working Capital and such other amounts are delivered).

        (c)    Adjustment to Purchase Price.    The "Purchase Price Adjustment Amount" shall be equal to the sum of the following:

    (i)
    if the Estimated Net Working Capital is greater than the "high-end" value or is less than the "low-end" value, as the case may be, of the Targeted Net Working Capital Range, the sum of (x) the Estimated Net Working Capital, minus (y) the "mid-point" value of the Targeted Net Working Capital Range; minus

    (ii)
    assuming Buyer has complied with SECTION 9.8 hereof, if the Company or its Subsidiaries has outstanding Indebtedness (other than the Loans) on the Closing Date that is not paid off or otherwise discharged in accordance with SECTION 8.10 hereof, the Remaining Payoff Amount; plus

    (iii)
    an amount equal to the Reimbursement Amount; plus

    (iv)
    an amount equal to Aggregate Net Cash.

        Upon Closing, the Purchase Price Adjustment Amount shall, in the absence of manifest error, be conclusive and binding on all the Parties hereto, subject to adjustment only pursuant to SECTION 2.7(f).

        (d)   As soon as reasonably practicable, but not later than forty-five (45) calendar days after the Closing Date, Buyer shall (i) prepare its calculation of Net Working Capital as of 11:59 p.m. Eastern Standard Time on the day prior to the Closing Date (the "Final Net Working Capital"), and (ii) deliver to each Seller a statement setting forth such Final Net Working Capital (the "Final Net Working Capital Statement"). The Final Net Working Capital shall be calculated, and the Final Net Working Capital Statement shall be prepared, in accordance with GAAP applied on a basis consistent with the past practices of the Company.

        (e)   If any Seller has any objections to the Final Net Working Capital Statement, then such Seller shall deliver to Buyer and the other Seller a statement (an "Objection Statement") setting forth its disputes or objections (the "Objection Disputes") to the Final Net Working Capital Statement and, to the extent practical, the Seller's proposed resolution of each such Objection Dispute. If a proper Objection Statement is not delivered to the Buyer within ten (10) Business Days after delivery of the Final Net Working Capital Statement, then the Final Net Working Capital Statement as originally delivered by the Buyer shall be final, binding and non-appealable by the Parties. If an Objection Statement is timely delivered, then the Buyer and the Sellers shall negotiate in good faith to resolve any Objection Disputes, but if they do not reach a final resolution within ten (10) Business Days after the delivery of the Objection Statement, the Sellers and Buyer shall submit each unresolved Objection Dispute to Ernst & Young LLP (the "Independent Auditor") to resolve such Objection Disputes. The Independent Auditor shall be instructed to set forth a procedure to provide for prompt resolution of any unresolved Objection Disputes and, in any event, to make its determination in respect of such Objection Disputes within twenty (20) Business Days following its retention. The Independent Auditor's determination of such Objection Disputes shall be final and binding upon the Parties; provided, however, that no such determination with respect to any item reflected in the Objection Statement shall be any more favorable to the Buyer than is set forth in the Final Net Working Capital calculation reflected in the Final Net Working Capital Statement or any more favorable to the Sellers than is proposed in the Objection Statement. All fees and costs of the Independent Auditor, if any, shall be paid by (x) the Sellers in accordance with SECTION 2.7(g) if the Independent Auditor does not make any adjustments to the Final Net Working Capital calculation reflected in the Final Net Working Capital Statement or (y) by the Buyer if the Independent Auditor makes any adjustment to the Final Net Working Capital calculation reflected in the Final Net Working Capital Statement. The process set forth in this SECTION 2.7(e) shall be the exclusive remedy of the Parties for any disputes related to items required to be reflected on the Final Net Working Capital Statement or included in the calculation of Final Net Working Capital, whether or not the underlying facts and circumstances constitute a breach of any representations or warranties.

        (f)    Promptly after their receipt of the Final Net Working Capital Statement, whether as finally determined pursuant to SECTION 2.7(e) above or otherwise, the Sellers and Buyer shall compute the difference, if any, between the Estimated Net Working Capital and the Final Net Working Capital. If the Final Net Working Capital exceeds the "high-end" value of the Final Net Working Capital Range for the Company, then Buyer shall promptly (but in any event within five (5) Business Days of the final determination thereof) pay to each Seller its Pro Rata Share of an amount in cash equal to the sum of (i) the Final Net Working Capital for the Company, minus (ii) the "mid-point" value of the Final Net Working Capital Range. If the Final Net Working Capital is less than the "low-end" value of the Final Net Working Capital Range for the Company, then the escrow agent under the Escrow Agreement shall, in accordance with the Escrow Agreement, cause to be paid (within five (5) Business Days of the final determination thereof) to Buyer, from the property escrowed pursuant to the Escrow Agreement, an amount equal to Kitchener's Pro Rata Share of the sum of (i) the "mid-point" value of the Final Net Working Capital Range, minus (ii) the Final Net Working Capital for the Company, and 2101358 shall pay to Buyer its Pro Rata Share of such amount (within five (5) Business Days of the final determination thereof). Notwithstanding anything to the contrary contained in the foregoing, if the Final Net Working Capital falls within the Targeted Net Working Capital Range, that portion of the Purchase Price Adjustment Amount calculated pursuant to SECTION 2.7(c)(i), if any, shall be paid by the beneficiary of such adjustment to either the Buyer (if the adjustment was a positive amount) or the Sellers (if the adjustment was a negative amount and with each Seller receiving its Pro Rata Share of such amount), as the case may be, and no other amount will be paid pursuant to the preceding sentences. Amounts paid pursuant to this SECTION 2.7(f) shall constitute an additional adjustment to the Purchase Price, with the Purchase Price as so adjusted being referred to as the "Final Purchase

Price" and such Final Purchase Price shall be allocated to the Sellers in proportion to their Ownership Percentages.

        (g)   Security for Purchase Price Adjustment. In order to fund the Sellers' obligation to pay any adjustment in the Purchase Price pursuant to this SECTION 2.7, each of the Sellers shall agree to (i) with respect to Kitchener, cause the FR Sellers to grant to the Buyer a security interest pursuant to the terms of the Escrow Agreement (w) over a portion of such FR Seller's equity interests in (A) Atlas Titan Management Investments LLC, if such FR Seller is directly a member thereof, (B) Atlas Titan Investments LLC, if such FR Seller is directly a member thereof, (C) in Atlas Industries Holdings LLC, if such FR Seller is directly a member thereof, and/or (x) in cash placed in escrow by such FR Seller, in each case, such that the aggregate value of all such pledged cash and equity interests is equal to Kitchener's Pro Rata Share of the Purchase Price Escrow Amount; provided, that the value of any such equity interests shall be determined, in each case, by reference to the greater of (y) the value of such FR Seller's purchase price for such equity interests as set forth in the Escrow Agreement and (z) the market value (as determined pursuant to the Escrow Agreement), as of the date any adjustment is made pursuant to this SECTION 2.7, of such equity interests, and (ii) with respect to 2101358, grant to the Buyer either a guarantee from a Person reasonably satisfactory to the Buyer or a security interest pursuant to the terms of the Escrow Agreement in cash placed in escrow by 2101358, with such guarantee or cash in an amount equal to 2101358's Pro Rata Share of the Purchase Price Escrow Amount. The terms of any Escrow Agreement with respect to the Purchase Price Escrow Amount will include (i) an independent collateral agent, (ii) a pledge term of 2 months, (iii) a pledge by all Sellers, if applicable, and (iv) a release of any property escrowed or specific guarantee obligation provided in accordance with this SECTION 2.7(f) upon satisfaction of any adjustment made pursuant to SECTION 2.7(e) hereof; provided, that the Escrow Agreement shall require that the Buyer may not release any particular Seller unless all Sellers are so released.

SECTION 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        As of the date hereof and as of the Closing Date, except as otherwise set forth in the corresponding sections or parts, if applicable, of the Disclosure Letter to this Agreement, which Disclosure Letter shall be deemed part of this Agreement and shall modify each representation and warranty as so indicated in the Disclosure Letter, the Company hereby represents and warrants to Buyer as follows:

3.1   Organization and Good Standing

        (a)   Part 3.1 of the Disclosure Letter contains a complete and accurate list for each of the Company and its Subsidiaries of its name and its jurisdiction of incorporation or organization. Each of the Company and its Subsidiaries is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its material obligations under its Applicable Contracts.

        (b)   Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing under the laws of each state, province or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

        (c)   Except as disclosed in Part 3.1 of the Disclosure Letter, the Company has no Subsidiaries and no ownership interest in any Person.

        (d)   The Company has delivered or made available to the Buyer copies of the Organizational Documents of each of the Company and its Subsidiaries, as currently in effect.

3.2   Authority; No Conflict; No Consent

        (a)   This Agreement constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and general principles of equity.

        (b)   The Company has all necessary right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution and delivery by the Company of this Agreement and any agreements to which it is a party required to consummate the Contemplated Transactions and the consummation by the Company of any of the Contemplated Transactions to which it is a party have been duly authorized and approved by the Company and no other action by the Company or its shareholders is necessary to authorize, as applicable, this Agreement, the agreements to which the Company is a party required to consummate the Contemplated Transactions or the Contemplated Transactions to which the Company is a party.

        (c)   Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions by the Company will, directly or indirectly (with or without notice or lapse of time):

          (i)    contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, as applicable, or (B) any resolution adopted by the board of directors or the shareholders or other equity holders of the Company, as applicable;

          (ii)   except as would not reasonably be expected to result in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, would not give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, contravene, conflict with, or result in a violation in any material respect of, or give any Governmental Body or other Person the right to any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Company or any of its Subsidiaries, or any of the properties or assets owned or used by any of the Company or any of its Subsidiaries are subject;

          (iii)  except as would not reasonably be expected to result in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any material Governmental Authorization that is held by any of the Company or any of its Subsidiaries or that otherwise relates to the business of, or any of the properties or assets owned or used by, any of the Company or any of its Subsidiaries;

          (iv)  except as would not reasonably be expected to result in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, contravene, conflict with, or result in a material violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Applicable Contract of the Company or any of its Subsidiaries;

          (v)   result in the imposition or creation of any Encumbrance upon or with respect to any of the Interests; or

          (vi)  result in the imposition or creation of any Encumbrance upon or with respect to any of the properties or assets owned or used by any of the Company or any of its Subsidiaries except in each case as would not result in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

        (d)   Except for the Required Consents specified in Part 3.2 of the Disclosure Letter, there is no requirement for the Company to (x) give any notice to or (y) obtain any Governmental Authorization or other material Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions other than those, if any, that relate to the identity or ownership of the Parent, the Buyer Parent or of the Buyer.

3.3   Capitalization

        (a)   The authorized Interests consist of (i) 100,000,000 Class A common shares, of which 6,873,684 are issued and outstanding, (ii) 100,000,000 Class B common shares, of which 2,126,316 are issued and outstanding and (iii) 100,000,000 Class C common shares, none of which are issued and outstanding. All of the issued and outstanding Interests were duly authorized and validly issued and are fully paid. None of the issued and outstanding Interests were issued in violation of any Legal Requirement. The Sellers are the holders of record on the books of the Company of the issued and outstanding Interests. There are no Contracts relating to the issuance, sale or transfer of any Interests or other securities of the Company to which the Company is a party, other than the Shareholders Agreement.

        (b)   Except as set forth in Part 3.3(b) of the Disclosure Letter, all the outstanding equity securities or interests of each Subsidiary of the Company are owned of record and beneficially by one or more of the Company or any of its Subsidiaries, free and clear of all Encumbrances except for those Encumbrances created by or arising under applicable securities laws or the Subsidiary's Organizational Documents. There are no Contracts relating to the issuance, sale or transfer of any equity securities of other securities of any Subsidiary of the Company to which the Company or its Subsidiaries is a party.

3.4   Financial Statements

        The Company has delivered to the Buyer, or the Company has caused the delivery to the Buyer, an (i) unaudited balance sheet of "CanAmPac" (comprised solely of the Company and its Subsidiaries) as of December 31, 2006 (the "Balance Sheet"), and the related statement of operations for "CanAmPac" for the fiscal year then ended and (ii) unaudited balance sheet of "CanAmPac" as of June 30, 2007 (the "Interim Balance Sheet") and the related unaudited statement of operations for "CanAmPac" for such six-month period (the financial statements set forth in clauses (i) and (ii), collectively, the "Financial Statements"). The Financial Statements fairly present the financial condition and the results of operations and cash flow of the Company and its Subsidiaries as at the respective dates thereof and for the periods referred to therein. The Financial Statements reflect the consistent application of accounting principles throughout the periods involved, except as disclosed in the notes thereto.

3.5   Books and Records

        The books of account, minute books and other records of the Company and its Subsidiaries, all of which have been made available to the Buyer or the Buyer's Representatives, have been maintained in accordance with customary business practices. The minute books of the Company and its Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by the equity holders and the board of directors and committees thereof, in each case, of the Company and its Subsidiaries, and no meeting has been held for which minutes have not be prepared and are not contained in such minute books. At Closing, all of such books and records will be in the possession or control of the Company and its Subsidiaries, as applicable.

3.6   Title to Properties; Encumbrances

        Except as set forth in Part 3.6 of the Disclosure Letter, the Company and its Subsidiaries own (with good and marketable title in the case of the Owned Real Property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own, including all of the properties and assets reflected in its Balance Sheet (except for assets held under capitalized leases and personal property sold since the date of such Balance Sheet in the Ordinary Course of Business and except for the Leased Real Property and the Intellectual Property licensed to the Company as disclosed in Part 3.6 of the Disclosure Letter), and all of the properties and assets purchased or otherwise acquired by them since the date of such Balance Sheet (except for personal property acquired and sold since the date of such Balance Sheet in the Ordinary Course of Business). The Company has delivered or made available to the Buyer copies of the deeds and other instruments (as recorded) by which the Company and its Subsidiaries acquired such Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company and its Subsidiaries and relating to such Owned Real Property. All such Owned Real Property and assets are free and clear of all Encumbrances other than Permitted Encumbrances.

3.7   Sufficiency of Assets

        The building, plants, structures, equipment, tangible and intangible assets and other assets of the Company and its Subsidiaries reflected on the Interim Balance Sheet are structurally sound, are in good operating condition and repair (ordinary wear and tear excepted) and are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing, subject to replacement for wear and tear obsolescence.

3.8   Accounts Receivable

        Except as disclosed in Part 3.8 of the Disclosure Letter, all accounts receivable of the Company and its Subsidiaries that are reflected on the Interim Balance Sheet or on the accounting records of the Company and its Subsidiaries as of the Closing (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed by the Business in the Ordinary Course of Business. Unless paid prior to the Closing the Accounts Receivable are or will be as of the Closing current and collectible (net of the reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company and its Subsidiaries as of the Closing, which reserves are adequate and calculated in accordance with GAAP consistent with past practice). Other than as reflected in such reserves, there is no contest, claim or contractual right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

3.9   Inventory

        All inventory of the Company and its Subsidiaries, whether or not reflected on the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company or any of its Subsidiaries as of the Closing, as the case may be. All inventories not written off have been priced at the lower of cost or net realizable value in accordance with GAAP on a basis consistent with audited financial statements. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company and its Subsidiaries and are maintained at levels consistent with historical practices of the Business.

3.10  No Undisclosed Liabilities

        Except as set forth in Part 3.10 of the Disclosure Letter and those liabilities incurred in connection with this Agreement or the other Contemplated Transactions, neither the Company nor any of its

Subsidiaries has any material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and material current liabilities incurred by the Business in the Ordinary Course of Business since the respective dates thereof.

3.11  Compliance with Legal Requirements

        (a)   Except as set forth in Part 3.11(a) of the Disclosure Letter or as would not reasonably be expected to result in a Material Adverse Effect:

    (i)
    the Company and each of its Subsidiaries are, and at all times since the Acquisition Date have been, in material compliance with each Legal Requirement that is or was applicable to them or to the conduct or operation of the Business or the ownership or use of any of their assets;

    (ii)
    no event has occurred or circumstance exists that would reasonably be expected to (with or without notice or lapse of time) (A) constitute or result in a violation by the Company or any of its Subsidiaries of, or a failure on the part of the Company or any of its Subsidiaries to comply with, any Legal Requirement, or (B) give rise to any obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

    (iii)
    neither the Company nor any of its Subsidiaries has received, at any time since the Acquisition Date, any notice or other communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

        (b)   Except as set forth in Part 3.11(b) of the Disclosure Letter or as would not reasonably be expected to result in a Material Adverse Effect:

    (i)
    the Company has all the material Governmental Authorizations that are necessary for the Company and its Subsidiaries to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Company and its Subsidiaries to own and use their assets in the manner in which they currently own and use such assets and such Governmental Authorizations are valid and in full force and effect;

    (ii)
    no event has occurred since the Acquisition Date or circumstance exists that would reasonably be expected to (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any material Governmental Authorization listed or required to be listed in Part 3.11(b) of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any material Governmental Authorization listed or required to be listed in Part 3.11(b) of the Disclosure Letter;

    (iii)
    to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received, at any time since the Acquisition Date, any written notice or other written communication from any Governmental Body regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any material Governmental Authorization described in SECTION 3.11(b)(i), or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any such material Governmental Authorization; and

    (iv)
    all applications required to have been filed for the renewal of any material Governmental Authorizations described in SECTION 3.11(b)(i) have been duly filed on a timely basis with the appropriate Governmental Bodies.

3.12  Absence of Certain Changes and Events

        Since the date of the Interim Balance Sheet, and except as set forth in Part 3.12 of the Disclosure Letter or in connection with the Contemplated Transactions or the Ancillary Transactions, (a) the Business has been conducted in the Ordinary Course of Business, and (b) there has not been any Material Adverse Change in the Business, operations, properties, prospects, assets, condition or results of operations of the Company and its Subsidiaries taken as a whole, and to the Knowledge of the Company, no event has occurred or circumstance exists that may result in such a Material Adverse Change.

3.13  Certain Payments

        None of the Company or its Subsidiaries, nor any director, officer, agent, or employee of any of the Company and its Subsidiaries, nor to the Knowledge of the Company or any other Person associated with or acting for or on behalf of any of the Company and its Subsidiaries, has in violation of any Legal Requirement, directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kick back, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, and (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any of the Company and its Subsidiaries, or (b) established or maintained any fund or asset beneficially owned by the Company that has not been recorded in the books and records of the Company and its Subsidiaries.

3.14  Conduct of Business in Ordinary Course

        Except as disclosed in Part 3.14 of the Disclosure Letter, since the date of the Interim Balance Sheet, the Business has been carried on in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as disclosed in Part 3.14 of the Disclosure Letter or pursuant to the Contemplated Transactions or this Agreement, neither the Company nor any of its Subsidiaries has:

        (a)   sold, transferred or otherwise disposed of or diminished the value of any assets used in the Business except for (i) assets which are obsolete and which individually or in the aggregate do not exceed $10,000, or (ii) inventory sold in the Ordinary Course of Business;

        (b)   made any capital expenditure or commitment to do so which individually or in the aggregate exceeded $25,000;

        (c)   discharged any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceeded $10,000;

        (d)   increased their respective Indebtedness for borrowed money or made any loan or advance, or assumed, guaranteed or otherwise became liable with respect to the liabilities or obligation of any Person;

        (e)   made any bonus or profit sharing distribution or similar payment of any kind except as may be required by the terms of an Applicable Contract, a contract listed in Part 3.21 of the Disclosure Letter or in the Collective Agreement;

        (f)    removed any auditor or director or terminated any officer or other senior employee;

        (g)   granted any increase in the rate of wages, salaries, bonuses or other remuneration of any their respective employees except as may be required by the terms of an Applicable Contract, a contract listed in Part 3.21 of the Disclosure Letter or in the Collective Agreement;

        (h)   increased the benefits to which their respective employees are entitled under any Employee Plans or adopted or entered into any new Employee Plans for its employees;

        (i)    suffered any extraordinary loss, whether or not covered by insurance;

        (j)    suffered any material shortage or any cessation or interruption of inventory shipments, supplies or ordinary services;

        (k)   cancelled or waived any material claims or rights;

        (l)    compromised or settled any Proceeding relating to the assets, the Business or itself;

        (m)  cancelled or materially reduced any of its insurance coverage;

        (n)   permitted any of its facilities to be shut down during any customary working day for any period of time in excess of 12 hours except for, as applicable, periodic maintenance or servicing;

        (o)   made any change in any method of accounting or auditing practice, or amended or approved any amendment to its constating documents, by-laws or capital structure; or

        (p)   authorized, agreed or otherwise committed, whether or not in writing, to do any of the foregoing.

3.15  Applicable Contracts

        Except for the Applicable Contracts described in Part 3.15 of the Disclosure Letter, the Real Property Leases, the Collective Agreement, the Employee Plans listed in Part 3.23 of the Disclosure Letter, the insurance policies listed in Part 3.19 of the Disclosure Letter, the Contracts listed in Part 3.20(c) of the Disclosure Letter and the Contracts listed in Part 3.21 of the Disclosure Letter, neither the Company nor its Subsidiaries is a party to or bound by any Applicable Contract:

        (a)   with any distributor, sales, advertising, agency or manufacturer's representative;

        (b)   for the purchase of materials, supplies, equipment or services;

        (c)   that expires or may be renewed at the option of any Person other than the Company or its Subsidiaries, as applicable, so as to expire more than one year after the date of this Agreement;

        (d)   for the borrowing of money, any currency exchange, interest rate, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

        (e)   for capital expenditures in excess of $50,000 in the aggregate;

        (f)    regarding confidentiality, secrecy or non-disclosure or limiting the freedom of the Company or any of its Subsidiaries, as applicable, to engage in any line of business, compete with any other Person, solicit any Persons for any purpose, operate its assets at maximum production capacity or otherwise conduct its business;

        (g)   pursuant to which the Company or its Subsidiaries, as applicable, is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

        (h)   with any Person with whom the Company or its Subsidiaries, as applicable, does not deal at "arm's length" within the meaning of the Tax Act;

        (i)    with respect to, the obligations, liabilities and (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

        (j)    in respect of the Intellectual Property owned by, licensed to or used by the Company or its Subsidiaries, as applicable; or

        (k)   that is material to the Business.

3.16  No Breach of Applicable Contracts

        The Company and its Subsidiaries have performed, in all material respects, all of their respective obligations required to be performed by the Company or its Subsidiaries, as applicable, under the Applicable Contracts. To the Knowledge of the Company, the Company or its Subsidiaries, as

applicable, is entitled to all material benefits under the Applicable Contracts. Neither the Company nor its Subsidiaries has received written or oral notice that it is in default of any Applicable Contract. Each of the Applicable Contracts is in full force and effect, unamended, and there exists no default or event of default by the Company or its Subsidiaries or, to the Knowledge of the Company, any other party or event, occurrence, condition or act (including the purchase of the Interests) which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to become a default or event of default under any Applicable Contract. True, correct and complete copies of all Applicable Contracts have been made available to the Buyer or the Buyer's Representative.

3.17  Relationships with Affiliates

        To the Knowledge of the Company, except as set forth in Part 3.17 of the Disclosure Letter, none of the Sellers nor any of their Affiliates has been involved in any business arrangement or relationship with the Company or any of its Subsidiaries within the past twelve months (other than business dealings or transactions that provide for payments or receipts of an amount or value less than $50,000), and none of the Sellers nor any of their Affiliates owns any material asset, tangible or intangible, that is used in the business of the Company or any its Subsidiaries.

3.18  Legal Proceedings

        (a)   Except as set forth in Part 3.18(a) of the Disclosure Letter, there is no pending Proceeding:

    (i)
    that has been commenced by or against the Company or any of its Subsidiaries or to the Knowledge of the Company that otherwise relates to or would reasonably be expected to affect the business of, or any of the property or assets owned or used by, the Company or any of its Subsidiaries that, if adversely decided, would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole; or

    (ii)
    that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of the Company no such Proceeding has been Threatened.

        (b)   The Company has made available to the Buyer copies of all pleadings, material correspondence and other material documents relating to each Proceeding listed in Part 3.18(a) of the Disclosure Letter.

        (c)   Except as set forth in Part 3.18(c) of the Disclosure Letter:

    (i)
    there is no Order to which the Company or any of its Subsidiaries, or any of the properties or assets owned or used by the Company or any of its Subsidiaries, is subject which would have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole; and

    (ii)
    to the Knowledge of the Company, no officer, director, agent, or employee of the Company or any of its Subsidiaries is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company or any of its Subsidiaries as currently conducted that would have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

3.19  Insurance

        Except as set forth in Part 3.19 of the Disclosure Letter, all policies, bonds and other forms of insurance currently owned or held by or on behalf of or providing insurance coverage to the Company and its Subsidiaries and their respective directors, officers, managers and employees (in their capacities as such):

        (a)   are issued by insurers that, to the Knowledge of the Company, are financially sound and reputable;

        (b)   taken together, are customary and reasonable to insure against the risks customarily insured against in the industry in which the Company and its Subsidiaries operate in the Ordinary Course of Business; and

        (c)   will not be cancelable by the issuer thereof solely as a result of the consummation of the sale to the Buyer of the Interests pursuant to this Agreement.

        No pending notice of default, cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any such policy. Part 3.19 of the Disclosure Letter contains a correct and complete list and reasonable description of insurance policies which are maintained by the Company and its Subsidiaries.

3.20  Intellectual Property

        Except as set forth in Part 3.20 of the Disclosure Letter:

        (a)   the Company and its Subsidiaries own or have a valid and enforceable right to use all works of authorship and copyrights therein, trade names, trademarks, service marks, service names, trade dress, trade secrets, designs, licenses, inventions, patents (including all continuations, continuations in part, re-issues and re-examinations), software, data, domain names, Internet content and other intellectual property, including, without limitation, associated goodwill, know-how (whether related to any of the foregoing or otherwise), and registrations and applications to register any of the foregoing, used in or necessary to the conduct of the Business (collectively, "Intellectual Property"), and the transactions contemplated by this Agreement shall not result in the cancellation of any such rights granted by any third Person to use Intellectual Property material to the conduct of the Business as currently conducted other than rights to Intellectual Property that are generally available to the public on commercially reasonable terms;

        (b)   no claims have been asserted or to the Knowledge of the Company are Threatened by any Person alleging that (i) any Intellectual Property owned by the Company or any of its Subsidiaries is invalid or unenforceable; (ii) any Intellectual Property owned by the Company or its Subsidiaries infringes upon or conflicts with the intellectual or other property rights of any Person; or (iii) the conduct of the Business, including the use of the Intellectual Property owned by, licensed to or used by the Company or its Subsidiaries, as applicable, infringes the intellectual or other property rights of any Person. To the Knowledge of the Company, there are no valid grounds for any such bona fide claims by any Person;

        (c)   to the Knowledge of the Company, Part 3.20(c) of the Disclosure Letter sets forth in reasonable detail a true, correct and complete list of the Intellectual Property (other than off-the-shelf software) and of all licenses of Intellectual Property (other than off-the-shelf software) pursuant to which the Company or any of its Subsidiaries is a licensor or licensee in respect of any Intellectual Property; and

        (d)   except as set forth in Part 3.20(d) of the Disclosure Letter, (i) the Company and its Subsidiaries own all rights, title and interest in and to the Intellectual Property owned by the Company or its Subsidiaries, as applicable, free and clear of all Encumbrances; (ii) the Company or its Subsidiaries, as applicable, has the right to use all the Intellectual Property used by it in carrying on the Business; and (iii) the Company and its Subsidiaries have taken all reasonable steps to protect their respective rights in and to the Intellectual Property that the Company or its Subsidiaries, as applicable, own.

3.21  Labour Matters

        Except as set forth in Part 3.21 of the Disclosure Letter:

        (a)   neither the Company nor any of its Subsidiaries has, since the Acquisition Date, experienced any actual or Threatened staff or employee strikes, work stoppages, slow-downs or lock-outs;

        (b)   no collective agreement or other understanding with any union or labor organization is currently being negotiated by the Company or any other Person in respect of the Company or its Subsidiaries or any of their respective employees and the only collective agreement in force is the collective agreement in respect of the Strathcona Paper LP Unionized Employees expiring on August 31, 2009 (the "Collective Agreement"), a true, correct and complete copy of which has been made available to the Buyer. Neither the Company nor its Subsidiaries has committed any material breaches of its or their respective obligations under the Collective Agreement including the Union MOU, there are no arbitration or grievance proceedings thereunder and there are no written or oral agreements or courses of conduct which modify the terms of the Collective Agreement;

        (c)   except in respect of the Collective Agreement, no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the employees of the Company or its Subsidiaries and to the Knowledge of the Company, there are no threatened or pending union organizing activities involving any employees of the Company or its Subsidiaries. No trade union has applied to have the Company or its Subsidiaries declared a "related employer" pursuant to the Labour Relations Act or any similar legislation in any jurisdiction in which the Company or its Subsidiaries carry on business;

        (d)   the Company and each of its Subsidiaries is in material compliance with all applicable Legal Requirements respecting labour, employment, human rights, workplace safety and occupational health and safety, terms and conditions of employment, wages and hours and pay equity;

        (e)   to the Knowledge of the Company none of the employment policies or practices of the Company or any of its Subsidiaries are currently being audited or investigated, or are to the Knowledge of the Company subject to imminent audit or investigation by any Governmental Body;

        (f)    neither the Company nor any of its Subsidiaries is subject to any Order or private settlement Contract in respect of any labour or employment matters;

        (g)   there is no written policy, plan or program, and no employee has a written agreement with respect to the paying of severance pay or any form of severance compensation or benefits in connection with the termination of any employee of the Company or any of its Subsidiaries;

        (h)   there are no Proceedings pending before the Labour Relations Board or any other local, provincial or federal agencies having jurisdiction over the Company's or any of its Subsidiaries' employees nor to the Knowledge of the Company are any such Proceedings Threatened;

        (i)    the Company and each of its Subsidiaries has, since the Acquisition Date, paid all staff and employees for all wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed by them in accordance with applicable local, provincial and federal law, and all staff and all employees have been paid appropriate and correct premium (overtime) wages where applicable, and no such payments with respect to any services performed for it to the date hereof, or amounts required to be reimbursed to such employees, are delinquent; except where any such failure to pay, singly or in the aggregate, would not be material to the Company or any of its Subsidiaries; and

        (j)    there are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and neither the Company nor any of its Subsidiaries has been reassessed in any material respect under such legislation since the Acquisition Date and to the Knowledge of the Company no audit of the Company or any of its Subsidiaries is currently being performed pursuant to such legislation. There are no claims or, to the Knowledge of the Company, potential claims which would reasonably be expected to materially and adversely affect the Company's or its Subsidiaries' accident cost experience rating. The Company and each of its Subsidiaries have complied in all material respects with any orders issued under occupational health and safety legislation, there are no appeals of any orders currently outstanding and there are no charges pending under such legislation.

3.22  Taxes

        Except as set forth in Part 3.22 of the Disclosure Letter:

        (a)   the Company and its Subsidiaries have filed or caused to be filed (on a timely basis), all material Tax Returns that are or were required to be filed (taking into account any extensions of time within which to file) by or with respect to the Company and its Subsidiaries, and all such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations;

        (b)   the Company and its Subsidiaries have timely paid all material Taxes due (whether or not shown on any Tax Return), or have established an adequate reserve therefor in accordance with GAAP;

        (c)   all material Taxes that the Company or any of its Subsidiaries is or was obligated to withhold from amounts owing to any employee, creditor or third party have been paid the proper Governmental Body in a timely manner, to the extent due and payable;

        (d)   there is no material dispute or claim concerning any Taxes of the Company or any of its Subsidiaries either (i) claimed or raised by any Governmental Body in writing or (ii) as to which the Company or its Subsidiaries has Knowledge;

        (e)   no Encumbrances for Taxes exist with respect to any of the Company's assets or properties or those of its Subsidiaries, except for statutory Encumbrances for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP;

        (f)    the Company and its Subsidiaries have collected from each receipt from any of the past and present customers (or other Persons paying amounts to the Company or its Subsidiaries) the amount of all material Taxes (including goods and services tax and provincial sales taxes) required to be collected and have paid and remitted such Taxes when due in substantial compliance with Legal Requirements or made adequate provision in accordance with GAAP for the payment of such amounts to the proper Governmental Body. The amount of Tax collected but not remitted by the Company or its Subsidiaries will be retained in the appropriate accounts and remitted to the appropriate Governmental Body when due;

        (g)   there are no outstanding waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax Return or the payment of any Tax by the Company or its Subsidiaries or any outstanding objections to any assessment or reassessment of Taxes;

        (h)   the Company and its Subsidiaries have not been and are not currently required to file any returns, reports, elections, designations or other filings with any Governmental Body located in any jurisdiction outside Canada;

        (i)    no claim has been received by the Company from any Governmental Body located in any jurisdiction where the Company and its Subsidiaries do not file Tax Returns claiming that the Company or any of its Subsidiaries is or may be subject to taxation in such jurisdiction, and no such assertion of noncompliance has been Threatened;

        (j)    the Company and its Subsidiaries have not, and have never been deemed to have for purposes of the Tax Act, acquired or had the use of property for proceeds greater than the fair market value thereof from, or disposed of property for proceeds less than the fair market value thereof to, or received or performed services or had the use of property for other than the fair market value from or to, or paid or received interest or any other amount other than at a fair market value rate to or from, any Person with whom they do not deal at arm's length within the meaning of the Tax Act;

        (k)   the Company and its Subsidiaries have not filed or been party to any election pursuant to section 83, 85 or 97 of the Tax Act or the corresponding provisions of any provincial statute;

        (l)    the Company and its Subsidiaries have not at any time benefited from a forgiveness of debt or entered into any transaction or arrangement (including conversion of debt into shares of its share capital) which could have resulted in the application of section 78 or sections 80 to 80.04 of the Tax Act;

        (m)  neither the Company nor any of its Subsidiaries (i) has been a member of group that files a single, consolidated U.S. federal Tax Return or (ii) has any material liability for the Taxes of any Person (other than the Company and any of its Subsidiaries) as a transferee or successor, by contract, or otherwise;

        (n)   the unpaid Taxes of the Company and its Subsidiaries, if any, (i) did not materially exceed the reserve for Tax Liability set forth on the face of the Interim Balance Sheet (rather than in the notes thereto) and (ii) will not materially exceed that reserve as adjusted for operations in the Ordinary Course of Business through the Closing Date in accordance with past custom and practice of the Company and its Subsidiaries in filing their Tax Returns;

        (o)   neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) any agreement with any Tax authority executed on or prior the Closing Date; (iii) transactions that were completed on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior the Closing Date; or (v) prepaid amount received on or prior to the Closing Date;

        (p)   the Company has not made any U.S. entity classification election under U.S. Treasury Regulations Sections 301.7701-1 through 301.7701-3 to be treated as an association taxable as a corporation;

        (q)   neither the Company nor any of its Subsidiaries holds any US Real Property and at no time during the last five years did the Company or any of its Subsidiaries hold US Real Property such that US Real Property comprised more than 25% of the Company's or any Subsidiary's (as the case may be) asset book value; and

        (r)   neither the Company nor any of its Subsidiaries is a party to any contractual agreement in respect of Taxes, and neither the Company nor any of its Subsidiaries is bound by any such agreement or has any liability thereunder.

3.23  Employee Benefits

        (a)   Part 3.23 of the Disclosure Letter lists and describes each material Employee Plan. The Company has furnished or made available to the Buyer true, correct and complete copies of all of the Employee Plans, as amended, together with all related documentation including funding and management agreements, summary plan descriptions, the most recent actuarial reports, financial statements, asset statements, material opinions and memoranda (whether externally or internally prepared) and material correspondence with regulatory authorities or other Persons. All Employee

Plans have been established, registered, administered, communicated and invested in accordance with their terms and all Legal Requirements. All employee data necessary to administer each Employee Plan in accordance with its terms and conditions and all Legal Requirements is in the possession of the Company or its Subsidiaries and such data is complete, correct and in a form sufficient for the proper administration of each Employee Plan.

        (b)   The consummation of the Contemplated Transactions will not (i) entitle any of the Company's employees or any employees of its Subsidiaries to severance pay or any increase in severance pay or (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any of the Employee Plans.

        (c)   All contributions and premiums required to be remitted or paid in respect of each Employee Plan have been paid or remitted in a timely fashion in accordance with the terms of such Employee Plans and Legal Requirements, and no taxes, penalties or fees are owing or exigible under or in relation to any Employee Plan.

        (d)   The Company and its Subsidiaries have no formal plan and have made no promise or commitment, whether legally binding or not, to create any additional plan which would constitute an Employee Plan if it currently existed, or to improve or change the benefits provided under any Employee Plan.

        (e)   The Company and its Subsidiaries have complied with all its obligations in respect of the Employee Plans in all material respects.

        (f)    No Employee Plan is subject to any pending investigation, examination or other proceeding, action or claim initiated by any regulatory authority or by any other person (other than routine claims for benefits), and to the Knowledge of the Company there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration of any such Employee Plan required to be registered.

        (g)   The Strathcona Pension Plan is fully funded on a solvency basis, on a going concern basis using the same methods and assumptions as in the last filed actuarial report, and on a wind-up basis. There is no partial or full wind-up pending in respect of any Pension Plan, nor to the Knowledge of the Company any state of facts which could reasonably be expected to give rise to any such wind-up.

        (h)   None of the Employee Plans, other than the Pension Plans, provide benefits beyond retirement or other termination of service to the Company's or its Subsidiaries' employees or to the beneficiaries or dependants of such employees.

3.24  Condition of Tangible Assets

        The buildings, plants, structures, vehicles, equipment, technology and communications hardware and other tangible personal property of the Company and its Subsidiaries are in good operating condition and repair having regard to their use and age and are adequate and suitable for the uses to which they are being put. None of such buildings, plants, structures, vehicles, equipment or other property are in need of maintenance or repairs except for routine maintenance and repairs in the Ordinary Course of Business that are not material in nature or cost.

3.25  Owned Property

        The Company and its Subsidiaries are not the owner or lessee of, or subject to any agreement or option to own or lease, any real property or any interest in any real property, other than the Subject Properties. The Company or its Subsidiaries, as applicable, has adequate rights of ingress and egress into the Owned Real Property for the operation of the Business in the Ordinary Course of Business. None of the Owned Real Property or the buildings and fixtures thereon, nor their use, operation or maintenance for the purpose of carrying on the Business, violates, in any material respect, any restrictive covenant or any provision of any Legal Requirement or encroaches on any property owned by any other Person. No condemnation or expropriation proceeding is pending or, to the Knowledge of the Company, threatened against any of the Owned Real Property which would preclude or impair the use of any of the Owned Real Property for the purposes for which they are currently used. There are no outstanding work orders from or required by any municipality police department, fire department, sanitation, health or safety authorities or from any other Person and there are no such matters under discussion with or by the Company or its Subsidiaries, as applicable.

3.26  Leased Property

        The Company and its Subsidiaries are not party to, or under any agreement to become a party to any lease with respect to real property other than the Real Property Leases, copies of which have been provided to the Buyer. Each Real Property Lease is in good standing, creates a good and valid leasehold estate in the Leased Real Property thereby demised and is in full force and effect without amendment, except as disclosed in Part 3.26 of the Disclosure Letter. With respect to each Real Property Lease (i) the Real Property Lease (or a notice in respect of the Real Property Lease) has been properly registered in the appropriate land registry office, (ii) all rents and additional rents have been paid, (iii) no waiver, indulgence or postponement of the lessee's obligations has been granted by the lessor, (iv) there exists no default or event of default on the part of the Company or, to the Knowledge of the Company, any other Person, or to the Knowledge of the Company any event, occurrence, condition or act (including the purchase of the Interests) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to become a default under the Real Property Lease, and (v) to the Knowledge of the Company, all of the covenants to be performed by any other party under the Real Property Lease have been fully performed. Each Leased Real Property is adequate and suitable for the purposes for which it is presently being used and the Company or its Subsidiaries, as applicable, has adequate rights of ingress and egress into each Leased Real Property for the operation of the Business in the Ordinary Course of Business.

3.27  Environmental Matters

        (a)   Part 3.27 of the Disclosure Letter lists all material reports, documents and government orders relating to the environmental matters affecting the Company or its Subsidiaries or any of the Subject Properties which are in the possession or under the control of the Company or its Subsidiaries. Copies of all such reports and documents have been made available to the Buyer. To the Knowledge of the Company there are no other material reports or documents relating to environmental matters affecting the Company, its Subsidiaries or any of the Subject Properties which have not been made available to the Buyer whether by reason of confidentiality or otherwise.

        (b)   Except as disclosed in the documents listed in Part 3.27 of the Disclosure Letter:

    (i)
    there are no Hazardous Materials located on, at or under any of the Owned Real Property or, to the Knowledge of the Company or its Subsidiaries, the Leased Real Property;

    (ii)
    neither the Company nor its Subsidiaries has been notified by any Governmental Body requiring it, or are not required by any Governmental Body pursuant to any order, ruling, site-specific by-law, Governmental Authorization or agreement of or with any Governmental Body, to (i) alter any of the Subject Properties in order to be in compliance with Environmental Laws, or (ii) perform any environmental closure, decommissioning, rehabilitation, restoration or post-remedial investigations, on, about or in connection with any of the Subject Properties;

    (iii)
    the Company and its Subsidiaries are conducting their respective businesses in compliance with all applicable Environmental Laws, other than acts of non-compliance which either have been remediated and are reported on in the disclosure documents listed in Part 3.27 of the Disclosure Letteror are not individually or in the aggregate material;

    (iv)
    to the Knowledge of the Company, none of the Subject Properties (i) has ever been used by any Person as a waste disposal site or as a licensed landfill, or (ii) has ever had asbestos, asbestos-containing materials, PCBs, radioactive substances or aboveground or underground storage systems, active or abandoned, located on, at or under them;

    (v)
    to the Knowledge of the Company, no properties adjacent to any of the Subject Properties are contaminated where such contamination could, if it migrated to a Subject Property, have a material adverse effect on the Subject Property; and

    (vi)
    neither the Company nor its Subsidiaries have transported, removed or disposed of any waste to a location outside of Canada.

3.28  Customer/Supplier Contracts

        Except as set forth in Part 3.28 of the Disclosure Letter:

        (a)   to the Knowledge of the Company, neither the Company nor its Subsidiaries is a party to any Applicable Contract between it and any customer of or supplier to it under which it has any obligation or liability or by which it or any of the assets owned or used by it is bound, for which the failure to comply would be reasonably expected to have a Material Adverse Effect on the Company or its Subsidiaries taken as a whole. Part 3.28 of the Disclosure Letter contains a true and correct list setting forth the ten largest customers and the ten largest suppliers of the Company and its Subsidiaries by dollar amounts (in Canadian dollars) based on sales and purchases during the 12 months immediately prior to June 30, 2007. The Company has no reason to believe that the benefits of the Company's and its Subsidiaries' relationships with any of the major customers or suppliers will not continue after the Closing in substantially the same manner as prior to the date of this Agreement;

        (b)   to the Knowledge of the Company, each Person that has any obligation or liability to the Company or any of its Subsidiaries under any Applicable Contract is in compliance with all material terms and requirements thereof, for which the failure to comply would be reasonably expected to have a Material Adverse Effect on the Company or any of its Subsidiaries taken as a whole; and

        (c)   to the Knowledge of the Company, no event has occurred or circumstance exists that would reasonably be expected to (with or without notice or lapse of time) contravene, conflict with, or result in a violation or breach of, or give the Company or any of its Subsidiaries the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract where such event or condition would be reasonably expected to have a Material Adverse Effect on the Company or any of its Subsidiaries, taken as a whole.

SECTION 4
REPRESENTATIONS AND WARRANTIES OF SELLERS

        As of the date hereof and as of the Closing Date, except as set forth in the corresponding sections or parts, if applicable, of the Disclosure Letter to this Agreement, each of the Sellers solely as to themselves severally represents and warrants to the Buyer as follows:

4.1   Organization and Good Standing

        It is an entity is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization, with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

4.2   Authority; No Conflict; No Consent

        (a)   This Agreement constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and general principles of equity.

        (b)   It has the necessary power, authority and capacity to execute and deliver this Agreement and to perform its respective obligations under this Agreement. The execution and delivery by it of this Agreement and the Escrow Agreement, if applicable, and the consummation by it of the Contemplated Transactions to which it is a party have been duly authorized and approved, as applicable, and no other action with respect to it is necessary to authorize, as applicable, the execution and delivery this Agreement, such related agreements or such transactions contemplated hereby or thereby.

        (c)   Except as set forth in Part 4.2 of the Disclosure Letter, neither the execution and delivery of this Agreement and the Escrow Agreement, if applicable, nor the consummation or performance of any of the Contemplated Transactions by it will, directly or indirectly (with or without notice or lapse of time):

    (i)
    contravene, conflict with, or result in a violation of (A) any provision of its Organizational Documents, or (B) any resolution adopted by its members, board of directors or its stockholders or other equity holders; or

    (ii)
    contravene, conflict with, or result in a violation in any material respect of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions to which it is a party or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which it may be subject.

        (d)   Except as set forth in Part 4.2 of the Disclosure Letter, such Seller is not or will not be required (x) to give any notice to or (y) obtain any Governmental Authorization or other material Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions to which it is a party.

4.3   Title to Interests

        It owns good and marketable title to the Interests set forth next to its name on SCHEDULE 1 hereto, and such Interests are owned free and clear of all Encumbrances except for those Encumbrances created pursuant to this Agreement or by or arising under applicable securities laws or under the share transfer restrictions contained in the Company's Organizational Documents.

4.4   Residency of Sellers.

        2101358 alone represents and warrants that it is not a non-resident of Canada within the meaning of the Tax Act.

4.5   Knowledge of Material Disputes and Claims.

        Kitchener alone represents and warrants that, to its Knowledge, there is no material dispute or claim concerning any Taxes of the Company or any of its Subsidiaries.

4.6   Reportable Transactions

        Kitchener alone represents and warrants that, to its Knowledge, neither the Company nor any of its Subsidiaries has been a beneficiary nor has it otherwise participated in: (i) any reportable transaction within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(1), (ii) any transaction that was required to be registered as a "tax shelter" pursuant to IRC Section 6111, or (iii) any transaction subject to comparable provisions of any state, local or non-U.S. law. To Kitchener's Knowledge, the Company and its Subsidiaries have disclosed on their U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of IRC Section 6662 or any comparable, state, local or non-U.S. law.

4.7   U.S. Entity Classification

        Kitchener alone represents and warrants that, to its Knowledge, at all times from inception, the Company has been, and will be through the Closing Date, qualified and taxable as a partnership for U.S. federal and all applicable state and local income and franchise Tax purposes, and has not made an election to be treated as an association taxable as a corporation for any U.S. Tax purposes.

SECTION 5
REPRESENTATIONS AND WARRANTIES OF THE BUYER, BUYER PARENT AND PARENT

        As of the date hereof and as of the Closing Date, the Parent, the Buyer Parent and the Buyer hereby jointly and severally represent and warrant to the Company and each of the Sellers as follows:

5.1   Organization and Good Standing

        The Buyer is an unlimited liability company duly organized, validly existing, and in good standing under the laws of the Province of Nova Scotia. The Buyer Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Parent is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware.

5.2   Authority; No Conflict; No Consent

        (a)   This Agreement constitutes the legal, valid, and binding obligation of each of the Parent, the Buyer Parent and the Buyer enforceable against the Parent, the Buyer Parent and the Buyer, respectively, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and general principles of equity.

        (b)   Each of the Parent, Buyer Parent and Buyer has the necessary power and authority to execute and deliver this Agreement and to perform its respective obligations under this Agreement. The execution and delivery by the Parent, Buyer Parent and the Buyer of this Agreement and any agreements required to consummate the Contemplated Transactions and the consummation by each of the Parent, Buyer Parent and Buyer of the Contemplated Transactions have been duly authorized and approved and no other action with respect to the Parent, the Buyer Parent and Buyer is necessary to authorize this Agreement, such related agreements or such Contemplated Transactions.

        (c)   Neither the execution and delivery of this Agreement by the Parent, the Buyer Parent and the Buyer nor the consummation or performance of any of the Contemplated Transactions by the Parent, the Buyer Parent and the Buyer will, directly or indirectly (with or without notice or lapse of time):

    (i)
    contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Parent, the Buyer Parent or the Buyer, as applicable, or (B) any resolution adopted by the board of directors, the stockholders or other equity holders of the Parent, the Buyer Parent or the Buyer;

    (ii)
    contravene, conflict with, or result in a violation in any material respect of, or give any Governmental Body or other Person the right to challenge this Agreement or any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Parent, the Buyer Parent or the Buyer may be subject; or

    (iii)
    contravene, conflict with, or result in a material violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Applicable Contract of the Parent, the Buyer Parent or the Buyer.

        (d)   Except as set forth in SCHEDULE 5.2 hereto, none of the Parent, the Buyer Parent nor the Buyer is required to (x) give any notice to or (y) obtain any Governmental Authorization or other material Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

5.3   Securities Law Compliance

        (a)   The Buyer is acquiring the Interests for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

        (b)   The Buyer is purchasing the Interests pursuant to an exemption from the registration and prospectus requirements of applicable provincial securities laws in Canada.

5.4   Certain Proceedings

        There is no pending Proceeding that has been commenced against the Buyer, the Buyer Parent or Parent and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of the Parent, the Buyer Parent and the Buyer, no such Proceeding has been Threatened.

5.5   Brokers or Finders

        None of the Parent, the Buyer Parent or the Buyer nor any of their respective officers and agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions, fees or other similar payment in connection with this Agreement or the Contemplated Transactions, except for fees or other similar payments to Duff & Phelps, LLC in connection with its delivery of a fairness opinion covering the Contemplated Transactions, the obligation for payment of which shall be borne solely by the Buyer.

SECTION 6
CERTAIN COVENANTS AND AGREEMENTS

6.1   Business in the Ordinary Course

        (a)   From the date hereof until the Closing Date or the Termination Date, as applicable, except as otherwise provided for by this Agreement or consented to in writing by Buyer, and except in cases that would not, individually or in the aggregate, have a Material Adverse Effect, the Company shall use its commercially reasonable efforts to carry on the Business in the Ordinary Course of Business and substantially in the same manner as previously conducted.

        (b)   From the date hereof until the Closing Date or the Termination Date, as applicable, except as otherwise provided for by this Agreement or consented to in writing by Buyer, and except in cases that would not, individually or in the aggregate, have a Material Adverse Effect, the Company shall not, and shall not permit any of its Subsidiaries to, (i) issue or sell any shares of its or any Subsidiary's capital stock or membership interests, as the case may be, (ii) issue or sell any securities convertible into, or options with respect to, warrants to purchase or rights to subscribe for any shares of its or any Subsidiary's capital stock or membership interests, as the case may be, (iii) effect any recapitalization, reclassification, stock dividend, stock split or like change in its or any Subsidiary's capitalization or (iv) amend its or any such Subsidiary's Organizational Documents.

6.2   Notices of Certain Events

        During the period from the date of this Agreement until the last Business Day immediately prior to the Closing Date (subject to earlier termination of this Agreeement), each Party will give written notice to the other Party of any material variance from its representations and warranties in SECTIONS 3, 4 or 5, as the case may be. Unless the Party receiving such notice has the right to terminate this Agreement pursuant to SECTION 10 by reason of such development and exercises that right prior to Closing, the written notice pursuant to this SECTION 6.2 will be deemed, solely for purposes of SECTION 11 hereof following the Closing, to have amended the Disclosure Letter, to have qualified the representations and warranties contained in SECTIONS 3, 4 or 5, as applicable, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development. Each Party will give written notice to the other Parties of:

        (a)   the discovery of any fact, condition, change or event that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect or otherwise results in any representation or warranty by such Party hereunder being inaccurate in any respect as of the date of such fact, condition, change or event had such representation or warranty been made as of such date;

        (b)   the discovery of any fact, condition, change or event that causes or constitutes a breach of any of the representations or warranties of such Party made as of the date hereof;

        (c)   any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions; and

        (d)   any pending or, to the Knowledge of such Party, Threatened Proceeding, relating to or involving or otherwise affecting such Party that, if pending on the date hereof, (in the case of the Company) would have been required to have been disclosed pursuant to Section 3.16 hereof or that relates to the consummation of the Contemplated Transactions.

        The Company will give the Buyer notice of (i) the damage or destruction by fire or other casualty of any material asset or part thereof of the Company or (ii) any material asset or part thereof of the Company becoming the subject of any Proceeding (or, to the Knowledge of the Company, Threatened Proceeding) for the taking thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action.

SECTION 7
TAX MATTERS

7.1   Covenant to Pay Taxes

    (i)
    Sellers shall severally but not jointly indemnify the Buyer, the Company, and its Subsidiaries and hold them harmless from and against (a) all Taxes (or the non-payment thereof) of the Sellers, the Company, and the Company's Subsidiaries for all taxable periods ending on or before the Closing Date (a "Pre-Closing Tax Period") and the portion ending on the Closing Date of any taxable period that includes (but does not end on) the Closing Date (such taxable period, a "Straddle Tax Period"), (b) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company or any of its Subsidiaries (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (c) any and all Taxes of any Person (other than the Company or any of its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring on or before the Closing Date; provided, however, that the Sellers shall not be required to indemnify the Buyer, the Company, and its Subsidiaries (x) to the extent such Taxes were fully recorded as a Tax Liability on the unaudited balance sheet of "CanAmPac" as of September 30, 2007 or (y) to the extent such Taxes are incurred in the Ordinary Course of Business from October 1, 2007 up to and including the Closing Date. In determining the amount of Taxes that are allocable to the portion of a Straddle Tax Period ending on the Closing Date, the amount of any Taxes based on or measured by income or receipts of the Company or any of its Subsidiaries shall be allocated based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Company or any of its Subsidiaries that are allocable to such portion shall be the amount of such Tax for the entire Straddle Tax Period multiplied by a fraction the numerator of which is the number of days in such portion and the denominator of which is the number of days in the entire Straddle Tax Period.

    (ii)
    Any (a) refunds of Taxes for Pre-Closing Tax Periods or the portion ending on the Closing Date of any Straddle Tax Period that are received by Buyer, the Company or any of the Company's Subsidiaries, and any amounts credited against any Tax to which Buyer, the Company or any of the Company's Subsidiaries become entitled, that relate to a Pre-Closing Tax Period and (b) recovery in whole or in part by the Company of the GST Debt, (such amounts in this SECTION 7.1 collectively, "Tax Refund Amounts") shall be for the account of Sellers. Notwithstanding anything to the contrary in this Agreement, the Buyer shall hold in trust such Tax Refund Amounts and pay over to each Seller its Pro Rata Share of any such Tax Refund Amounts within thirty (30) days after receipt or entitlement thereto, such Tax Refund Amounts being separate and apart from any indemnification or limitation thereof in SECTION 11; provided, however, that the amount of such Tax Refund Amounts paid over to the Sellers shall be reduced until the sum of all such reductions equal the sum of (x) the amount of the Taxes for Pre-Closing Tax Periods or the portion ending on the Closing Date of any Straddle Tax Period that were fully recorded as a Tax Liability on the unaudited balance sheet of "CanAmPac" as of September 30, 2007 and (y) the Taxes that are incurred in the Ordinary Course of Business from October 1, 2007 up to and including the Closing Date.

    (iii)
    Each Seller shall reimburse the Buyer for such Seller's Pro Rata Share of any out-of-pocket costs, fees, and expenses ("Reimbursable Amounts") incurred by the Buyer, the Company, or any of the Company's Subsidiaries ("Incurring Entity") in connection with such Incurring Entity's seeking any such Tax Refund Amounts provided, however, that the Incurring Entity would not have incurred the Reimbursable Amount in the ordinary course and further provided that the recovery or attempted recovery of the Tax Refund Amount was made at the request of the Sellers. Reimbursement for Reimbursable Amounts shall be made within thirty (30) days after the Incurring Entity delivers to Sellers an invoice therefor or other evidence thereof reasonably acceptable to Sellers.

7.2   Responsibility for Filing Tax Returns and Paying Taxes

        As soon as practicable following the Closing Date, the Buyer shall (a) prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and any of its Subsidiaries for all Pre-Closing Tax Periods and Straddle Tax Periods, to the extent such Tax Returns were not required to be filed by the Company prior to Closing pursuant to SECTION 3.22; and (b) pay to the applicable Governmental Body all Taxes shown as due and payable on such Tax Returns. All such Tax Returns shall be prepared consistently with the past practice of the Company and its Subsidiaries in filing similar Tax Returns to the extent permitted by applicable law. The Buyer shall permit the Sellers to review and comment on each such Tax Return prior to filing and shall make such revisions as are reasonably requested by a Seller. The Buyer shall give the Sellers and their advisors adequate time to review such Tax Returns. The Buyer shall pay all expenses incurred in connection with the preparation and filing of such Tax Returns.

7.3   Cooperation on Tax Matters

        (a)   The Buyer, the Company, and Sellers shall cooperate fully, as and to the extent reasonably requested, in connection with the filing of Tax Returns pursuant to SECTION 7.2 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include by the Buyer and the Company the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company agrees to retain all books and records in its possession after the Closing Date with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority. The Sellers agree (X) to retain all books and records in their possession after the Closing Date with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Company, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (Y) to give the Company or Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Company or Buyer so requests, the Sellers shall allow the Company or Buyer to take possession of such books and records.

        (b)   The Buyer and Sellers further agree, upon request, to use their commercially reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

7.4   Certain Taxes and Fees

        All transfer, documentary, sales, use, stamp, registration and other such ad valorem obligations, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid equally by the Buyer, on the one hand, and the Sellers, on the other, when due, and Sellers will, notwithstanding any provision to the contrary in this Agreement, at their own expense, file all necessary Tax Returns and other documentation with respect to all such ad valorem obligations, fees and charges, and, if required by applicable law, the Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

7.5   Reporting of Transaction

        The Buyer and Kitchener agree to treat the sale of the Company's equity interests as a purchase of all of the assets of the Company and an assumption of all of the liabilities of the Company for U.S. federal and state income tax purposes in accordance with Revenue Ruling 99-6, 1999-1 C.B. 432.

7.6   Preparation of Allocation Schedule

        The Buyer shall prepare a schedule, upon which Kitchener shall have the opportunity to review and comment, setting forth the fair market values of the Company's assets and liabilities (the "Allocation Schedule") in a manner sufficient to calculate the amount of gain characterized as ordinary income under IRC Section 751 and the allocation pursuant to IRC Sections 755 and 1060 and the U.S. Treasury Regulations thereunder (and any provision of state, local or non-U.S. law, as appropriate), which allocation shall be binding on the Buyer, Kitchener and the Company and its Subsidiaries. The Buyer shall deliver the Allocation Schedule to Kitchener within sixty (60) days after the Closing Date. The Buyer and Kitchener shall report, act and file Tax Returns for U.S. federal and state income tax purposes in all respects consistent with the Allocation Schedule. None of the Buyer, Kitchener or the Company and its Subsidiaries shall take any position for U.S. federal and state income tax purposes (whether in audits, Tax Returns or otherwise) that is inconsistent with the Allocation Schedule unless required to do so by applicable law.

7.7   Prepayment of Indebtedness of Company

        For the avoidance of doubt, all Tax items arising from the payment of Indebtedness of the Company or its Subsidiaries on the Closing Date shall, to the extent allowable under applicable law, be reflected on the final U.S. partnership Tax Return of the Company. The Buyer, Kitchener and the Company shall report, act and file Tax Returns for U.S. federal and state income tax purposes in all respects consistent with the immediately preceding sentence. None of the Buyer, Kitchener or the Company shall take any position (whether in audits, Tax Returns or otherwise) for U.S. federal and state income tax purposes that is inconsistent with this SECTION 7.7 unless required to do so by applicable law.

SECTION 8
CONDITIONS PRECEDENT TO THE BUYER'S OBLIGATION TO CLOSE

        The Buyer's obligation to purchase the Interests and to take the other actions required to be taken by the Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Buyer, in whole or in part):

8.1   Accuracy of Representations

        (a)   All of Sellers' representations and warranties in this Agreement (considered collectively), and each of such representations and warranties (considered individually), shall (i) have been true and correct in all respects as of the date hereof, except that if any such representations and warranties are expressly made as of a particular date or a particular time period, such representations and warranties shall have been true and correct in all material respects as of that particular date or time period and (ii) be true and correct in all respects as of the Closing Date, except that if any such representations and warranties are expressly made as of a particular date or a particular time period, such representations and warranties shall have been true and correct in all material respects as of that particular date or time period.

        (b)   All of Company's representations and warranties in this Agreement (considered collectively), and each of such representations and warranties (considered individually), shall (i) have been true and correct in all respects as of the date hereof, except that if any such representations and warranties are expressly made as of a particular date or a particular time period, such representations and warranties shall have been true and correct in all material respects as of that particular date or time period and (ii) be true and correct in all respects as of the Closing Date, except that if any such representations and warranties are expressly made as of a particular date, such representations and warranties shall have been true and correct in all material respects as of that particular date.

8.2   Sellers' Performance

        (a)   All of the covenants and obligations that the Sellers, or any of them, are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of such covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

        (b)   Each document required to be delivered pursuant to SECTION 2.6(a) shall have been delivered.

8.3   Consents

        Each of the Consents identified in Part 3.2 and Part 4.2 of the Disclosure Letter shall have been obtained and must be in full force and effect.

8.4   Offering

        The Offering shall have closed.

8.5   Additional Documents

        The Sellers shall have delivered to the Buyer such other documents as the Buyer may reasonably request for the purpose of (a) evidencing the accuracy of any of the Sellers' representations and warranties, (b) evidencing the performance by the Sellers of, or the compliance by the Sellers with, any covenant or obligation required to be performed or complied with by any such Seller, (c) evidencing the satisfaction of any condition referred to in this SECTION 8, or (d) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

8.6   No Proceedings; No Orders

        There shall not have been commenced or Threatened against the Buyer, or against any Person affiliated with the Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions. No Order (whether temporary, preliminary or permanent) shall have been issued or entered that restrains, enjoins or otherwise prohibits consummation of the Contemplated Transactions.

8.7   No Claim Regarding Stock Ownership Or Sale Proceeds

        There shall not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, the Interests, or (b) is entitled to all or any portion of the Purchase Price.

8.8   No Prohibition

        There shall not be in effect any Legal Requirement or any injunction or other Order that prohibits the sale of the Interests by the Sellers to Buyer as of the Closing Date.

8.9   Ancillary Transactions

        All conditions to the closing of the Ancillary Transactions shall have been satisfied or waived by the applicable buyer and the applicable sellers (with the exception of the Closing contemplated by this Agreement) and such Ancillary Transactions shall be scheduled to close immediately after the Closing contemplated by this Agreement.

8.10 Indebtedness

        Subject to SECTION 9.8 hereof, effective as of 10:00 a.m. Eastern Standard Time on the Closing Date, the Company or its Subsidiaries, as the case may be, shall have prepaid, discharged or otherwise satisfied any and all Indebtedness (other than the Loans) of the Company and each of its Subsidiaries up to the amount of the proceeds of the Loans. In connection with the foregoing, the Company shall deliver to the Buyer payoff letters in form and substance satisfactory to the Buyer (the "Payoff Letters") evidencing, whether conditionally or otherwise, the prepayment, discharge or other satisfaction of such Indebtedness effective as of 10:00 a.m. Eastern Standard Time on the Closing Date.

SECTION 9
CONDITIONS PRECEDENT TO THE SELLERS' OBLIGATION TO CLOSE

        Each Seller's obligation to sell its Interests and to take the other actions required to be taken by the Sellers, or any of them, at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived by all of the Sellers in whole or in part:

9.1   Accuracy of Representations

        All of Parent's, Buyer Parent's and Buyer's representations and warranties in this Agreement (considered collectively), and each of such representations and warranties (considered individually), shall (i) have been true and correct in all respects as of the date hereof, except that if any such representations and warranties are expressly made as of a particular date or a particular time period, such representations and warranties shall have been true and correct in all material respects as of that particular date or time period and (ii) be true and correct in all respects as of the Closing Date, except that if any such representations and warranties are expressly made as of a particular date, such representations and warranties shall have been true and correct in all material respects as of that particular date.

9.2   The Parent, Buyer Parent's and Buyer's Performance

        (a)   All of the covenants and obligations that the Parent, the Buyer Parent and the Buyer, or any of them, are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of such covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

        (b)   Each document, certificate or instrument required to be delivered pursuant to SECTION 2.6(b) shall have been delivered and the Buyer shall have paid the Cash Consideration and, subject to the Assignment Agreement, the Stock Consideration to the Sellers.

9.3   Consents

        Each of the Consents identified in SCHEDULE 5.2 shall have been obtained and must be in full force and effect.

9.4   Additional Documents

        The Parent, the Buyer Parent and the Buyer shall have delivered to the Sellers such other documents as the Sellers may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of the Parent, the Buyer Parent and the Buyer, (ii) evidencing the performance by the Parent, the Buyer Parent and the Buyer of, or the compliance by the Parent, the Buyer Parent and the Buyer with, any covenant or obligation required to be performed or complied with by the Parent, the Buyer Parent and the Buyer, (iii) evidencing the satisfaction of any condition referred to in this SECTION 9 or (iv) otherwise facilitating the consummation of any of the Contemplated Transactions.

9.5   No Injunction

        There shall not be in effect any Legal Requirement or any injunction or other Order that prohibits the sale of the Interests by the Sellers to Buyer.

9.6   Offering

        The Offering shall have closed and resulted in net proceeds to the Parent sufficient to consummate the Contemplated Transactions.

9.7   Ancillary Transactions

        All conditions to the closing of the Ancillary Transactions shall have been satisfied or waived by the applicable buyer and the applicable sellers (with the exception of the Closing contemplated by this Agreement) and such Ancillary Transactions shall be scheduled to close immediately after the Closing of this transaction.

9.8   Loans

        Effective as of 9:30 a.m. Eastern Standard Time on the Closing Date, the Buyer Parent shall have funded the Company under the Note an aggregate principal amount equal to THIRTY-FIVE MILLION DOLLARS ($35,000,000) (the "Loans").

9.9   Payoff of Remaining Indebtedness

        If the proceeds of the Loans are insufficient to payoff or otherwise discharge all or any portion of the outstanding Indebtedness of the Company or its Subsidiaries (other than the Loans) in accordance with SECTION 8.10 hereof, then Buyer shall have paid or otherwise discharged any such Indebtedness that remains outstanding (such amount necessary to pay or otherwise discharge such Indebtedness, the "Remaining Payoff Amount").

SECTION 10
TERMINATION

10.1  Termination

        This Agreement may be terminated:

        (a)   in writing by mutual consent of the Buyer and the Sellers;

        (b)   by written notice from the Sellers to the Buyer, in the event the Buyer (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it at or prior to the Closing or (ii) materially breaches any of its representations and warranties contained herein, which failure or breach is not cured within ten (10) days following the Seller Representative having notified the Buyer of its intent to terminate this Agreement pursuant to this SECTION 10.1(b);

        (c)   by written notice from the Buyer to the Sellers, in the event the Company or any of the Sellers (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it at or prior to the Closing or (ii) materially breaches any of its representations and warranties contained herein, which failure or breach is not cured within ten (10) days following the Buyer having notified such Seller of its intent to terminate this Agreement pursuant to this SECTION 10.1(c); and

        (d)   by written notice sent by the Sellers to the Buyer or sent by the Buyer to the Sellers, as the case may be, in the event the Closing has not occurred on or prior to December 31, 2007 for any reason other than delay or nonperformance of the Party seeking such termination.

10.2  Specific Performance

        Each Party hereby acknowledges that the rights of each Party to consummate the Contemplated Transactions are special, unique and of extraordinary character and that, in the event that any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law. In the event that any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party or Parties may, subject to the terms hereof, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

10.3  Effect of Termination

        In the event of termination of this Agreement pursuant to this SECTION 10, this Agreement shall forthwith become void without recourse or liability by any Party to any other Party except that obligations of the Parties under SECTION 12.1 (Expenses), SECTION 12.2 (Notices), SECTION 12.4 (Waiver), SECTION 12.7 (Assignments, Successors, and No Third Party Rights), SECTION 12.8 (Severability) and SECTION 12.11 (Governing Law) and this SECTION 10.3 shall survive the Termination Date.

SECTION 11
INDEMNIFICATION; REMEDIES

11.1  Survival; Right to Indemnification not Affected by Knowledge

        (a)   The representations, warranties and covenants of the Parties shall survive the Closing until the first anniversary of the Closing Date, except for (i) the Company's representations and warranties set forth in SECTIONS 3.1(a), (c) and (d) (Organization and Good Standing), 3.2(b) (Authority; No Conflict; No Consent), 3.3 (Capitalization), and the Sellers' representations and warranties set forth in SECTIONS 4.1 (Organization and Good Standing), 4.2(b) and (c) (Authority; No Conflict; No

Consent), and 4.3 (Title to Interests), which shall survive indefinitely, (ii) the Parent's, Buyer Parent's and the Buyer's representations and warranties set forth in SECTIONS 5.1 (Organization and Good Standing) and 5.2(b) and (c) (Authority; No Conflict; No Consent), which shall survive indefinitely, (iii) the Company's representations and warranties set forth in SECTION 3.27 (Environmental Matters) shall survive the Closing until the fifth anniversary of the Closing Date, and (iv) the Company's representations and warranties set forth in SECTIONS 3.21 (Labour Matters), 3.22 (Taxes), 3.23 (Employee Benefits), Kitchener's representations and warranties in Sections 4.5, 4.6, 4.7 and the mutual tax covenants contained in SECTION 7, which representations, warranties and covenants shall survive the Closing until the expiration of the applicable statute of limitations (as applicable, the "Survival Period"). Nothing contained in the foregoing sentence shall prevent recovery under this SECTION 11 after the expiration of the Survival Period so long as the party making a claim or seeking recovery complies with the provisions of clause (x) and (y) of the following sentence. No Party shall have any claim or right of recovery for any breach of a representation, warranty, covenant or agreement unless (x) written notice is given in good faith by that Party to the other Party of the representation, warranty, covenant or agreement pursuant to which the claim is made or right of recovery is sought setting forth in reasonable detail the basis for the purported breach of the representation, warranty, covenant or agreement, the amount or nature of the claim being made, if then ascertainable, and the general basis therefor and (y) such notice is given prior to the expiration of the Survival Period.

        (b)   The right of any indemnified party to indemnification, payment of Damages or other remedy based on representations, warranties, covenants and obligations of any indemnifying party will not be affected by any investigation conducted by such indemnified party, or any Knowledge acquired (or capable of being acquired) by such indemnified Party (except for, in the case of a Buyer's Indemnified Person, the actual knowledge of Andrew M. Bursky or Timothy J. Fazio) before the Closing Date, in each case, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation of such indemnifying party whether before or after the Closing Date; provided, that the indemnifying Persons shall have the burden of proving actual knowledge in the case of Andrew M. Bursky or Timothy J. Fazio. The waiver by such indemnified party of any condition based on the accuracy of any representation or warranty of such indemnifying party, or on the performance of or compliance with any covenant or obligation by such indemnifying party, will not affect the right of such indemnified party to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and obligations.

        (c)   From and after the Closing, the right of the Parties hereto to demand and receive indemnification pursuant to this SECTION 11 shall be the sole and exclusive remedy exercisable by a Party with respect to any claim arising out of or relating to this Agreement or the Contemplated Transactions, except (but subject to SECTION 12.6) for remedies against a specific Party hereto based on such Party's fraud, willful misconduct, bad faith or intentional misrepresentations.

11.2  Indemnification and Payment of Damages.

        (a)   Indemnification and Payment of Damages. Subject to SECTION 11.2(b), each Seller (collectively, the "Indemnitors") hereby severally and not jointly indemnify and hold harmless Buyer, its directors, officers, employees, agents, stockholders, controlling persons, and Affiliates (collectively, the "Buyer's Indemnified Persons") for, and shall severally and not jointly pay to the Buyer's Indemnified Persons:

    (i)
    such Seller's Pro Rata Share of any and all Damages, arising, directly or indirectly, as a result of any Breach of any representation or warranty made by the Company in this Agreement (after giving effect to the Disclosure Letter but without giving effect to any standard of materiality), the Disclosure Letter or any other certificate or document delivered by the Company at the Closing pursuant to this Agreement, or any Breach by the Company of any covenant or obligation of the Company in this Agreement;

    (ii)
    any and all Damages, arising, directly or indirectly, as a result of a Breach of any representation or warranty made by such Seller in this Agreement, or any other certificate or document delivered by such Seller at the Closing pursuant to this Agreement or any Breach by such Seller of any covenant or obligation of such Seller in this Agreement;

    (iii)
    any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Seller (or any Person acting on its behalf) in connection with the Contemplated Transactions (but for greater certainty the Buyer has recourse only against the Seller that caused the damages under this SECTION 11.2(a)(iii));

    (iv)
    such Seller's Pro Rata Share of any obligation with respect to Taxes for which Sellers are liable under SECTION 7; or

    (v)
    any withholding or other Taxes of Kitchener for which the Buyer is liable as a result of the purchase of Interests from Kitchener which is a non-resident of Canada (but for greater certainty the Buyer has recourse only against Kitchener under this SECTION 11.2(a)(iii)).

        (b)   Limitations. Notwithstanding anything to the contrary in SECTION 11.2(a) or elsewhere in this Agreement:

    (i)
    the Indemnitors shall have no liability (for indemnification or otherwise) with respect to the matters described in SECTION 11.2(a)(i)-(iii) hereof until the total of all Damages with respect to such matters exceeds 1.0% of the Indemnity Amount (the "Sellers' Threshold Amount"), and then only for the amount by which such Damages exceeds the Sellers' Threshold Amount, and the aggregate liability of the Indemnitors to the Buyer's Indemnified Persons in respect of matters described in SECTION 11.2(a)(i)-(iii) shall not in any event exceed 10% of the Indemnity Amount (the "Sellers' Indemnification Cap"), and in no event shall any Indemnitor be liable for an amount in excess of (x) such Indemnitor's Pro Rata Share of the Sellers' Indemnification Cap or (y) the amount of cash or securities such Indemnitor pledged or placed in escrow pursuant to SECTION 11.2(d) hereof;

    (ii)
    none of the Sellers' Threshold Amount, the Sellers' Indemnification Cap, nor the limitations contained in clauses (x) or (y) of SECTION 11.2(b)(i) hereof shall apply to Damages to be indemnified by a Seller to the extent arising from (x) such Seller's fraud, willful misconduct, bad faith or intentional misrepresentation or (y) any Breach (A) of any representation or warranty referenced in SECTION 11.1(a)(i) hereof or (B) by a Seller of any covenant or obligation of such Seller under this Agreement to be performed after the Closing;

    (iii)
    Kitchener shall have no liability for indemnification solely as a result of a Breach of SECTION 4.5 hereof to the extent there is a Breach of SECTION 3.22(d)(ii) hereof; and

    (iv)
    in no event shall any Seller be liable under this SECTION 11 in an aggregate amount in excess of such Seller's Maximum Exposure.

        (c)   Limitations as to Materiality. For purposes of determining (i) the aggregate liability of the Indemnitors to the Buyer's Indemnified Persons in respect of SECTION 11.2(a) and (ii) whether the total of all Damages exceeds the Seller's Threshold Amount or the aggregate liability of Indemnitors to Buyer's Indemnified Persons exceeds the Sellers' Indemnification Cap, each representation and warranty contained in this Agreement for which indemnification is sought hereunder shall be read without regard to, and as if such representation or warranty did not contain, materiality qualifications that may be contained therein, including as to any Material Adverse Effect or Material Adverse Change.

        (d)   Security for Indemnification Claims Against Indemnitors: Manner of Payment

    (i)
    In order to fund the Indemnitors' obligation to indemnify the Buyer Indemnified Persons in the event of any claim under this SECTION 11, each of the Sellers shall agree to (i) with respect to Kitchener, cause the FR Sellers to grant to the Buyer a security interest pursuant to the terms of the Escrow Agreement (w) over a portion of such Seller's equity interests in (A) Atlas Titan Management Investments LLC, if such FR Seller is directly a member thereof, (B) Atlas Titan Investments LLC, if such FR Seller is directly a member thereof, or (C) in Atlas Industries Holdings LLC, if the FR Seller is directly a member thereof, and/or (x) in cash placed in escrow by such FR Seller, such that the aggregate value of all such pledged cash and equity interests is equal to Kitchener's Pro Rata Share of the Sellers' Indemnification Cap; provided, that the value of any such equity interests shall be determined, in each case, by reference to the greater of the (y) value of such FR Seller's purchase price for such equity interests as set forth in the Escrow Agreement and (z) market value (determined in accordance with the Escrow Agreement) as of the date a claim is paid pursuant to this SECTION 11, of Parent's common shares received by any of Atlas Titan Management Investments LLC, Atlas Titan Investments LLC or such Seller, as the case may be, pursuant to the Private Placement, and (ii) with respect to 2101358, unless otherwise waived by Buyer prior to Closing, grant to the Buyer either a guarantee from a Person reasonably satisfactory to the Buyer or a security interest pursuant to the terms of the Escrow Agreement in cash placed in escrow by such Seller in an amount equal to such Seller's Pro Rata Share of the Sellers' Indemnification Cap. The terms of any Escrow Agreement will include (i) an independent collateral agent, (ii) a pledge term of 12 months and (iii) a pledge by all Sellers; provided, that the Escrow Agreement shall require that the Buyer may not release any particular Seller unless all Sellers are so released. To the extent a Seller has deposited, or caused to be deposited, cash or equity interests under the Escrow Agreement, each Buyer Indemnified Person shall first look to the cash and equity interests deposited with the escrow agent under the Escrow Agreement by such Seller for satisfaction of any Damages as to which such Buyer Indemnified Party is entitled to indemnification from such Seller under this Agreement if applicable.

11.3  Indemnification and Payment of Damages by The Buyer, the Buyer's Parent and the Parent

        (a)   Indemnification and Payment of Damages. The Buyer, the Buyer's Parent and the Parent hereby jointly and severally indemnify and hold harmless the Sellers, and shall pay to the Sellers the amount of all Damages arising, directly or indirectly, from or in connection with (i) any Breach of any representation or warranty made by the Buyer, the Buyer's Parent and the Parent in this Agreement (without giving effect to any standard of materiality) or in any certificate or other document delivered by the Buyer, the Buyer's Parent or the Parent to the Sellers at the Closing pursuant to this Agreement, (ii) any Breach by the Buyer, the Buyer's Parent or the Parent of any of their respective covenants or obligations in this Agreement, or (iii) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with the Buyer, the Buyer's Parent or the Parent (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

        (b)   Limitations on Amount. Notwithstanding anything to the contrary in SECTION 11.3(a), the Buyer, the Buyer's Parent or the Parent shall have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) of this SECTION 11.3 until the total of all Damages with respect to such matters exceeds ONE MILLION DOLLARS ($1,000,000) (the "Buyer's Threshold

Amount"), and then only for the amount by which such Damages exceed the Buyer's Threshold Amount, and the aggregate liability to the Sellers under this Agreement shall not in any event exceed THREE MILLION FIVE HUNDRED THOUSAND DOLLARS ($3,500,000) (the "Buyer's Indemnification Cap"); provided, however, that neither the Buyer's Threshold Amount nor the Buyer's Indemnification Cap shall apply to Damages to the extent arising from (x) the Buyer's or Parent's fraud, willful misconduct, bad faith or intentional misrepresentation or (y) any Breach (A) of any representation or warranty referenced in SECTION 11.1(a)(ii) hereof or (B) by the Buyer or Parent of any covenant or obligation of the Buyer or Parent under this Agreement to be performed after the Closing.

11.4  Procedure for Indemnification—Third Party Claims

        (a)   Promptly after receipt by an indemnified party under SECTIONS 11.2 or 11.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice. If the indemnified party is, or is affiliated with, the Buyer or the Buyer Parent, the Parties agree that such indemnified party may effect notice to any Seller indemnifying party under this SECTION 11.4(a) by providing such notice to the Sellers.

        (b)   If any Proceeding referred to in SECTION 11.4(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this SECTION 11.4 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party' s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten (10) days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

        (c)   Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

11.5  Procedure for Indemnification—Other Claims

        (a)   A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought. Upon receipt of such notice, the indemnifying party shall have 30 days to object to such claim for indemnification by delivery of a written notice of such objection to the indemnified party specifying in reasonable detail the basis for such objection. Failure to timely object shall constitute a final and binding acceptance of the claim for indemnification by the indemnifying party and such claim shall be paid by the indemnifying party. If an objection is timely made by the indemnifying party, then the indemnifying party and the indemnified party shall negotiate in good faith to resolve any such dispute. Notwithstanding anything to the contrary in this Agreement, subject to SECTION 11.2(d), Sellers shall reimburse the Buyer for any Taxes of the Company or any of its Subsidiaries which are the responsibility of Sellers pursuant to Section 7.1 no later than thirty (30) Business Days after payment of such Taxes by the Buyer, the Company, or any of its Subsidiaries or after receiving written notification of such payment from the Buyer, whichever is later.

11.6  Tax Treatment of Payments

        The Parties shall, to the extent permitted by applicable law, treat any indemnity payments made under this Agreement as an adjustment to the Purchase Price for Tax purposes.

SECTION 12
GENERAL PROVISIONS

12.1  Expenses

        Except as otherwise expressly provided in this Agreement, each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants; provided, that all expenses payable by the Company shall be submitted for payment no later than the day immediately preceding the Closing Date.

12.2  Notices

        All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided, that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a Party may designate by notice to the other Parties):

If to Kitchener:	Atlas Industries Holdings LLC One Sound Shore Drive Greenwich, CT 06830
	Attention:	Kitchener
	Facsimile No.:	(203) 622-0151

with a copy to:	Andrews Kurth LLP 1350 I Street, N.W., Suite 1100 Washington, D.C. 20005
	Attention:	Andrew Tucker, Esq.
	Facsimile No.:	(202) 974-9523
If to 2101358:	TD Capital Mezzanine Partners TD Waterhouse Tower, 6th Floor 79 Wellington Street West Toronto, ON M5K 1A2
	Attention:	Paul Liebovitz
	Facsimile No.:	(416) 983-6817
with a copy to:	McMillan Binch Mendelsohn LLP BCE Place, Suite 4400 Bay Wellington Tower 181 Bay Street Toronto, ON M5J 2T3
	Attention:	David Dunlop
	Facsimile No.:	(416) 865-7048
If to the Buyer:	Atlas CanAmPac Acquisition ULC One Sound Shore Drive Greenwich, CT 06830
	Attention:	Chief Executive Officer
	Facsimile No.:	(203) 622-0151
with a copy to:	McDermott Will & Emery 600 Thirteenth Street, N.W. Washington, DC 20005
	Attention:	Christopher M. Zochowski
	Facsimile No.:	(202) 756-8087

12.3  Further Assurances; Additional Liability

        (a)   The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as any other party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions referred to in this Agreement.

        (b)   To the extent that the Sellers have liability for or pay an amount pursuant to a working capital adjustment or an indemnity or otherwise, and they could have liability for that same amount under one or more sections of this Agreement, the Parties agree that Sellers shall only be required to adjust for, or pay such amount under one section of this Agreement, and shall not be liable, or adjust, for the same amount multiple times.

        (c)   Subject to the exceptions set forth in Section 8.1 of the Organizational Documents of the Company, and without in any way limiting the applicability of Section 8.1 of the Organizational Documents of the Company to any actions taken in connection with this Agreement, the managers who served as members of the committee that negotiated this Agreement shall have no liability to any Seller as a result of any action taken or any action they failed to take in the course of such negotiations and consideration of this Agreement.

12.4  Waiver

        The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.5  Entire Agreement and Modification; Disclaimer of Representations

        (a)   This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

        (b)   Except for the representations and warranties of the Company and the Sellers expressly set forth in this Agreement, neither the Company nor either of the Sellers has made, and the Buyer, the Buyer Parent and Parent acknowledge that they have not relied on, and will not rely on, any representations or warranties with respect to the Interests, any Seller or the Company or its Subsidiaries or their respective assets, liabilities, financial condition or results of operations in connection with this Agreement or with respect to any of the Contemplated Transactions, the Offering or Parent's registration statement on Form S-1 or prospectus in connection therewith.

12.6  Limitations on Liability

        NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IN NO EVENT SHALL ANY SELLER BE LIABLE FOR (i) ANY CLAIM OR DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS IN EXCESS OF SUCH SELLER'S MAXIMUM EXPOSURE OR (ii) ANY CLAIM ARISING OUT OR RELATING TO THE OFFERING OR PARENT'S REGISTRATION STATEMENT OF FORM S-1 OR PROSPECTUS IN CONNECTION THEREWITH.

12.7  Assignments, Successors, and no Third Party Rights

        Except with respect to any assignment expressly contemplated by this Agreement, no Party may assign any of its rights under this Agreement without the prior consent of the other Parties, which will not be unreasonably withheld, except that the Buyer may assign any of its rights under this Agreement to any of its Affiliates or to any lender of Buyer, Buyer Parent or Parent as collateral security for borrowing, at any time whether prior to or following the Closing Date, in each such case Buyer, Buyer Parent and Parent will nonetheless remain liable for all of their obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and permitted assigns.

12.8  Severability

        If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.9  Section Headings; Construction

        The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "SECTION" or "SECTIONS" refer to the corresponding section or sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

12.10  Time of Essence

        With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.11  Governing Law

        This Agreement shall be governed by the laws of the State of New York without regard to conflicts of laws principles thereof to the extent that application of such principles would require or permit the application of the laws of another jurisdiction.

12.12  Counterparts

        This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Executed signature pages for this Agreement may be delivered by any party by facsimile or similar means of electronic transmission, and each signature page delivered by such means shall be deemed to be an original executed signature page.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

PARENT:			THE COMPANY:
ATLAS INDUSTRIES HOLDINGS LLC			CANAMPAC ULC
by			by
	Name:	Andrew M. Bursky		Name:
	Title:	Chief Executive Officer		Title:
BUYER PARENT:			BUYER:
ATLAS CANAMPAC ACQUISITION CORP.			ATLAS CANAMPAC ACQUISITION ULC
by			by
	Name:	Andrew M. Bursky		Name:	Andrew M. Bursky
	Title:	Chief Executive Officer		Title:	Chief Executive Officer
THE SELLERS:
FR KITCHENER LLC			2101358 ONTARIO LIMITED
by			by
	Name:			Name:
	Title:			Title:

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Form of PURCHASE AGREEMENT among ATLAS INDUSTRIES HOLDINGS LLC, the Parent, ATLAS CANAMPAC ACQUISITION CORP., the Buyer Parent, ATLAS CANAMPAC ACQUISITION ULC, the Buyer, CANAMPAC ULC, the Company -and- FR KITCHENER LLC, Kitchener -and- 2101358 ONTARIO LIMITED, 2101358 collectively, the Sellers
TABLE OF CONTENTS
PURCHASE AGREEMENT
RECITALS
SECTION 1 DEFINITIONS
SECTION 2 SALE AND TRANSFER OF INTERESTS; CLOSING
SECTION 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
SECTION 4 REPRESENTATIONS AND WARRANTIES OF SELLERS
SECTION 5 REPRESENTATIONS AND WARRANTIES OF THE BUYER, BUYER PARENT AND PARENT
SECTION 6 CERTAIN COVENANTS AND AGREEMENTS
SECTION 7 TAX MATTERS
SECTION 8 CONDITIONS PRECEDENT TO THE BUYER'S OBLIGATION TO CLOSE
SECTION 9 CONDITIONS PRECEDENT TO THE SELLERS' OBLIGATION TO CLOSE
SECTION 10 TERMINATION
SECTION 11 INDEMNIFICATION; REMEDIES
SECTION 12 GENERAL PROVISIONS